                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No. 6)

                               PUREZZA GROUP, INC.
                 (Name of small business issuer in its charter)

          Florida                           2800                  65-0939305
 (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                  24 Madison Road, Fairfield, New Jersey 07004
                                 (973) 439-1933
          (Address and telephone number of principal executive offices)

                  24 Madison Road, Fairfield, New Jersey 07004
 (Address of principal place of business or intended principal place of business)

                                   Larry Legel
       5100 N. Federal Highway, Suite 409, Fort Lauderdale, Florida 33308
                                 (954) 493-8900
            (Name, address and telephone number of agent for service)

                             (All communications to)
                            Brenda Lee Hamilton, Esq.
                        Hamilton, Lehrer and Dargan, P.A.
            2 East Camino Real, Suite 202, Boca Raton, Florida 33432
                                 (561) 416-8956

Approximate date of proposed sale to the public: From time to time after this
Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE (1) (2)
 Title of each class              Proposed maximum  Proposed maximum    Amount of
 of securities to be Amount to be offering price   aggregate offering registration
     registered       registered     per unit         price              fee
Common Stock, $.001
      par value        67,600        $1.10           $74,360          $ 6.84 (3)
(1) Estimated solely to calculate the registration fee pursuant to Rule 457.
(2) Selling Shareholders hold all of the shares that we are registering. The
Selling Shareholders will be required to sell their shares at one dollar and ten cents per share until all our common stock is quoted on the Over-the-Counter
Bulletin Board and thereafter at prevailing prices or privately negotiated prices. We will not receive proceeds from the sale of the shares from the
Selling Shareholders.
(3) Previously paid based on 1,144,000 shares of common stock to be registered.
(4) We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the
Commission, acting pursuant to Section 8(a), may determine.
(5) This Registration Statement shall also cover any additional shares of Common
Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

_______________________________________________________________________________
Prospectus Cover Page

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 1, 2003
                               PUREZZA GROUP, INC.

Our current shareholders are offering 67,600 shares of our common stock. The
Selling Shareholders will be required to sell their shares at $1.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of the shares by the Selling Shareholders.

Prior to this offering, there has been no market for our common stock. Our common stock is not now listed on the Over-the-Counter Bulletin Board or any national securities exchange or the NASDAQ stock market.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY
PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Our
Selling Shareholders may not sell these securities until this Registration
Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to sell these securities in any state where the offer or sale is not permitted.

                              Offering Information
               Price to     Underwriting      Estimated      Proceeds to
               Public       Commissions(2)    Expenses(1)    Company(2)
----------------------------------------------------------------------------
Per Share       $1.10           N/A              N/A            N/A
----------------------------------------------------------------------------
Total           $0.0           $0.0             $0.0           $0.0
============================================================================
(1) Does not include offering costs, including filing, legal, and accounting estimated at $60,115.77. We have agreed to pay all the costs of this offering.
Selling Shareholders will pay no offering expenses.
(2) We will not receive proceeds from the sale of shares from the Selling
Shareholders.

            The date of this preliminary prospectus is April 1, 2003

                                        2

                                TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS
  ITEM 1.  Front of Registration Statement and Outside Front Cover
           of Prospectus.....................................................1-2
  ITEM 2.  Inside Front Cover Page of Prospectus...............................3
           Outside Back Cover Page of Prospectus..............................59
  ITEM 3.  Summary Information ................................................4
  RISK FACTORS
           Because we have a limited operating history, with a history of losses and no revenues, you will be unable to evaluate
            our future financial performance...................................7
           If we are unable to obtain financing to support our future growth plans, we will have to curtail our operations and our growth plans.......................................................7
           Because neither our management nor our exclusive sales agent has marketing or environmental clean-up experience or background, we may be unable to develop sales of our products..................7
           Our management currently devotes limited time to our business and may continue to do so in the future, which may prevent us from implementing our plan of operations................................7
           We are subject to extensive United States and foreign regulation which may increase our costs and lead to delays, fines or
            restrictions on our business.......................................8
           If the Environmental Protection Agency ever deems Phoslock to be a dangerous substance to the environment, we will be unable to conduct business in the United States and you will lose your entire investment........................................8
           If we fail to meet our May 2004 debenture note obligations, we may be forced to liquidate our business and you will lose your entire investment.............................................8
           Should our agreement with our Australia-based licensor or their agreement with an Australian government agency be terminated, we will have to find an alternative business or cease our operations..8
           If we are unable to make royalty payments to our licensor, our sub-license agreement may be terminated, as well as our business...9
           Our sub-license agreement requires that our licensor approve our marketing materials, or supply us with marketing materials, which may restrict our ability to obtain revenues or attain
            profitability......................................................9
           Should we fail to meet the standards of our licensor's Technical
            Advisory Board, our sub-license agreement may be terminated, as well as our business...............................................9
           Because the Australian government agency which owns the patent to our products has failed to file for patent protection in the countries where we intend to operate, we may be subject to litigation, increased competition, increased costs and/or limits on our use of the Phoslock product..........................9
           Because the licensor of our sole product is located in Australia, we may be unable to enforce or pursue any legal action against the Australia-based licensor, which may prevent us from selling our product or conducting our operations...........................9
           Our management is subject to possible conflicts of interest which may negatively affect the value of your investment in our common stock..................................................10
           If our Phoslock product is rejected in our target markets, the value of your investment will be negatively affected..........10
           Because our common stock is considered a penny stock and a market does not currently exist for our securities and a market may never develop for our securities, you may be unable to sell your shares..................................................10
           We may not meet the National Association of Security Dealers exchange listing requirements which may be implemented as early as January 1, 2003 which may lead to increased investment risk

  ITEM 14. Disclosure of Commission Position on Indemnification for

  ITEM 23. Changes In and Disagreements With Accountants on
           Accounting and Financial Disclosure................................58
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY
This prospectus contains statements about our future business operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations, as a result of many factors, including those identified under the "Risk Factors" section of this prospectus beginning on page 7. The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the
Financial Statements section beginning on page 57, prior to making an investment decision.

HOW WE ARE ORGANIZED
We were incorporated in the State of Florida on August 9, 2001 to market
Phoslock, an environmental clean-up product. We are authorized to issue
100,000,000 shares of common stock, of which 7,815,000 shares are issued and outstanding. We are not authorized to issue preferred stock.

WHERE YOU CAN FIND US
Our principal executive offices are located at 24 Madison Road, Fairfield, New
Jersey 07004.  Our telephone number is (973) 439-1933.

ABOUT OUR BUSINESS
We are a development stage company with limited operations and no revenues. We were formed to market Phoslock, an environmental clean-up product, which removes phosphorus and other substances that contaminate natural and industrial waters and waste water streams. We have a sub-license agreement with an unaffiliated third party Australia-based company, Integrated Mineral Technology, Ltd., a licensor of the Phoslock product. This agreement permits us to manufacture, market and distribute the Phoslock product to the United States, Canada, Mexico,
Central America, and South America. We have no other affiliation with Integrated
Mineral Technology other than this agreement. During our first year of operations, we plan to focus our marketing efforts of Phoslock only in the
United States through an affiliated company, Pro-Finishes, Inc. Although we have the rights to do so, we will not attempt to market Phoslock in Canada, Mexico and Central and South America, until at least our second year of operations.

                                        4

THE OFFERING
As of the date of this prospectus, we have 7,815,000 shares of common stock outstanding and no shares of preferred stock outstanding. This offering is comprised entirely of shares of our common stock held by our Selling
Shareholders.

Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale by the Selling Shareholders of their securities. We anticipate estimated offering expenses of $60,115.77. We may borrow funds from our management or others to pay the offering expenses.

The Selling Shareholders are offering 67,600 shares of our common stock. The
Selling Shareholders will offer their shares at the price of $1.10 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing prices or privately negotiated prices.

OUR FINANCIAL SUMMARY:
Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should also carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

----------------------------------- -----------------------------------
                                               BALANCE SHEET
                                                   AS OF
                                             DECEMBER 31, 2002
----------------------------------- -----------------------------------
                                                   ASSETS
-----------------------------------------------------------------------
Total Current Assets                              $ 476,717
----------------------------------- -----------------------------------
Total Property and Equipment                      $   3,019
----------------------------------- -----------------------------------
Total Other Assets (License)                      $       0
----------------------------------- -----------------------------------

Total Assets                                      $ 479,736
=================================== ===================================

                       LIABILITIES & STOCKHOLDERS' EQUITY
----------------------------------- -----------------------------------
Current Liabilities:
----------------------------------- -----------------------------------
Accounts Payable                                  $       0
----------------------------------- -----------------------------------
Accrued expenses payable                          $   3,158
-----------------------------------------------------------------------

Total Current Liabilities                         $   3,158
----------------------------------- -----------------------------------
Long-Term Debt
----------------------------------- -----------------------------------
Convertible debenture note                        $ 600,000
 ---------------------------------- -----------------------------------
Accrued Interest Payable                          $  67,989
----------------------------------- -----------------------------------
Total Long Term Debt:                             $ 667,989
----------------------------------- -----------------------------------
Total Liabilities                                 $ 671,147
----------------------------------- -----------------------------------
Stockholders Equity
Common stock, $0.001 par value,
Authorized 100,000,000 shares;
11,440,000 shares issues and outstanding          $   7,815
----------------------------------- -----------------------------------

Additional paid-in capital                        $ 327,318
----------------------------------- -----------------------------------
Deficit accumulated during
Development stage                                 $(526,544)
----------------------------------- -----------------------------------
Total Stockholders' Equity                        $(191,411)
----------------------------------- -----------------------------------
Total Liabilities and
Stockholders' Equity                              $ 479,736
=================================== ===================================

----------------------------------- -----------------------------------
                                           STATEMENT OF OPERATIONS
                                                 PERIOD FROM
                                        INCEPTION TO DECEMBER 31, 2002
----------------------------------- -----------------------------------
Revenues                                          $       0
----------------------------------- -----------------------------------
Total expenses                                    $ 315,085
----------------------------------- -----------------------------------

Loss from Operations                              $(315,085)
----------------------------------- -----------------------------------

Other income (expense)
----------------------------------- -----------------------------------
Impairment of license                             $(150,000)
----------------------------------- -----------------------------------
Interest income                                   $   6,530
----------------------------------- -----------------------------------
Interest expense                                  $ (67,989)
----------------------------------- -----------------------------------
Total other income (expense)                      $(211,459)
----------------------------------- -----------------------------------
Net Loss                                          $(526,544)
=================================== ===================================

RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES
A HIGH DEGREE OF RISK. WE CANNOT ASSURE PROSPECTIVE INVESTORS THAT WE WILL
CONTINUE OPERATIONS, GENERATE REVENUES OR MAKE A PROFIT IN THE FUTURE.

Because we have a limited operating history, with a history of losses and no revenues, you will be unable to evaluate our future financial performance.
We are a recently formed development stage company with minimal operations, a history of losses and no revenues. From our inception through December 31,
2002, we incurred losses of $(526,544) from our operations. We believe that our costs will increase over the next twelve months and in the foreseeable future.
In light of the foregoing conditions, you will be unable to evaluate our future financial performance.

If we are unable to obtain financing to support our future growth plans, we will have to curtail our operations and our growth plans.
Our plan of operations involves substantial marketing and personnel costs. If our revenues and existing cash are insufficient to implement our plan of operations, we may need traditional bank financing or financing from a debt or equity offering. If we are unable to obtain financing when needed on favorable terms, we may be forced to curtail our operations and our growth plans.

Because neither our management nor our exclusive sales agent has marketing or environmental clean-up experience or background, we may be unable to develop sales of our products.
Neither our management nor our exclusive sales agent, Pro-Finishes, Inc., has any marketing or other environmental solutions experience. Accordingly, we may be unable to generate sufficient interest in our environmental product to develop sales of our product.

Our management currently devotes limited time to our business and may continue to do so in the future, which may prevent us from implementing our plan of operations.
We currently have no full-time employees. As of February 2003, our
President/Chairman of the Board, Leonard Perle, will devote 90% of his time to our business and 10% of his time to Jeen International. Our Secretary/Director,
Larry Legel, will only devote 25% of his time to our business and the remainder of his time will be devoted to his accounting practice. Mr. Legel will continue to spend limited time on our business in the future. The amount of time our management devotes to our business may be inadequate to implement our plan of operations.

We are subject to extensive United States and foreign regulation which may increase our costs and lead to delays, fines or restrictions on our business.
Our use of the Phoslock product subjects us to United States Environmental
Protection Agency regulations. Our shipment of raw materials to our manufacturers will subject us to United States Department of Transportation regulations. Because we manufacture the Phoslock product we and our sub-manufacturers will be subject to the regulations of the United States
Department of Labor's Occupational Safety and Health Administration. These
United States regulations will subject us to increased regulation costs, and possibly fines or restrictions on conducting our operations. In addition, our target markets of Canada, Mexico, and countries located in Central and South
America, have different regulations related to the environment, labor relations, currency fluctuations, exchange controls, customs, foreign tax increases, import and export, investment and taxation which will also subject us to increased regulation costs, and possibly fines or restrictions on conducting our operations. If we are unable to meet the requirements of the regulations in any jurisdictions, our operations in such jurisdictions may be delayed or prohibited.

If the Environmental Protection Agency ever deems Phoslock to be a dangerous substance to the environment, we will be unable to conduct our business in the
United States and you will lose your entire investment.
Although we received approval from the Environmental Protection Agency to use our Phoslock product, if that government agency ever deems Phoslock to be a dangerous substance to the environment, we will be unable to conduct any further business in the United States, and you will lose your entire investment.

If we fail to meet our May 2004 debenture note obligations, we may be forced to liquidate our business and you will lose your entire investment.
We received $600,000 of financing under the terms of a debenture agreement which requires us to pay in May 2004, $600,000 principal and 8% accrued annual interest of approximately $135,000. As of December 31, 2002, we owe $600,000 of
principal and accrued interest of $67,989 to the debenture holder. Should we default in May 2004 on the $735,000 obligation due to the debenture holder, we may be forced to liquidate our business, in which case you will lose your entire investment.

Should our agreement with our Australia-based licensor or their agreement with an Australian government agency be terminated, we will have to find an alternative business or cease our operations.
Our legal right to manufacture and market Phoslock is based upon our license agreement with an Australia-based licensor. Their right to sub-license Phoslock to us is based upon their agreement with an Australian government agency that owns the Phoslock patent. If either of those agreements is terminated due to a breach of contract claim or for any reason, we will not have the ability to conduct our planned business. Accordingly, if we fail to find an alternative business, our operations would cease to exist.

If we are unable to make royalty payments to our licensor, our sub-license agreement may be terminated, as well as our business.
Under our sub-license agreement, we are required to make two sets of royalty payments.  First, we are required to make minimum royalty payments of $850,000 to our Australia-based licensor, if and only if we sell specified amounts of the
Phoslock product.  Second, we are required to make royalty payments totaling in excess of $18 million from 2002 to until the end of the 18 year agreement, the specifics of which are detailed in our Material Agreements Section at page 31.
We are required to make these royalty payments whether or not we sell Phoslock.
To date, because we have sold no product we have not made minimum royalty payments; however, if we fail to make these minimum royalty payments based on sales or make any of the other  royalty payments, we will be in violation of the agreement with our licensor, which could lead to termination of the agreement and our business.

Our sub-license agreement requires that our licensor approve our marketing materials, or supply us with marketing materials, which may restrict our ability to obtain revenues or attain profitability.
Our sub-license agreement requires us to use promotional materials supplied by or approved by our licensor which may inhibit our ability to develop an effective marketing plan. If we are unable to use effective promotional materials to market Phoslock, our sales will be negatively affected, and our potential for profitability reduced.

Should we fail to meet the standards of our licensor's Technical Advisory Board, our sub-license agreement may be terminated, as well as our business.
Our licensor's Technical Advisory Board conducts an annual review of our operations and sub-manufacturing facility in order to determine whether:
        o   The manufacture of the Phoslock product by our sub-manufacturer conforms to the product specifications of our licensor;
        o   The manufacturing equipment used in the manufacturing process is capable of manufacturing according to our licensor's product specifications;
        o   Our quality control standards conform to our licensor's quality control standards;
        o   The manufacturer of the Phoslock product that we use has the technical skills and experience to manufacture Phoslock; and
        o   We are using our best efforts to sell the Phoslock product.

Should the Technical Advisory Board determine that we fail to meet the above standards, we may be found to have violated the sub-license agreement with our licensor, in which case our licensor may terminate that license agreement and we will be unable to continue manufacturing or selling the Phoslock product, and you will lose your entire investment.

Because the Australian government agency which owns the patent to our products has failed to file for patent protection in the countries where we intend to operate, we may be subject to litigation, increased competition, increased costs and/or limits on our use of the Phoslock product.
Our success depends on the ability of the Australian government agency owning the patent to our products to protect our use of proprietary technology and intellectual property rights regarding the Phoslock product; however, the
Australia-based government agency that owns the patent for Phoslock has not filed for patent protection with the appropriate governmental patent agencies located in the United States, Canada, Mexico, and Central and South America.
Accordingly, we may be subject to patent infringement claims which may lead to litigation costs, possible injunctions against further use of the product, or monetary judgments against us, our licensor, or the Australian government agency patent owner, and increased competition. We may also be unable to prevent other companies from attempting to market similar products in these markets.

Because the licensor of our sole product is located in Australia, we may be unable to enforce or pursue any legal action against the Australia-based licensor, which may prevent us from selling our product or conducting our operations.
Because the licensor of the product we intend to market is located in Australia, it may be difficult for us to pursue legal action against our licensor for breaches of the license agreement such as failure of our licensor to obtain
Environmental Protection Agency approval of Phoslock, which may prevent us from selling our product or conducting our operations.

Our management is subject to possible conflicts of interest which may negatively affect the value of your investment in our common stock.
We have several existing and possible future conflicts of interests which may not be resolved in a manner favorable to our minority stockholders. Until
January 2003, our President, Leonard Perle, will be employed as a Vice-President of Operations by Jeen International, which is solely owned by our President's son, Adam Perle. Currently, we are leasing office space at Jeen International's facility in Fairfield, New Jersey. We also have an exclusive marketing agreement with another company that is owned by Adam Perle, Pro-Finishes, Inc., which owns
900,000 shares of our common stock. This agreement provides for commission payments of 10% upon gross sales of the environmental product we intend to market. Pro-Finishes currently employs Jeen International sales representatives for two days a week to sell Phoslock on our behalf. The Pro-Finishes agreement was not negotiated at "arms length." In addition, although Mr. Leonard Perle is not involved in other business activities, he may become so involved in the future. We have not formulated procedures to resolve such conflicts of interest.
These agreements and possible future business activities may create conflicts of interest which favor the other or affiliated business interests of our
President, which may negatively affect the value of your investment.

If our Phoslock product is rejected in our target markets, the value of your investment will be negatively affected.
The Phoslock product has never been introduced in the countries where we intend to market and distribute our Phoslock product, including the United States.
These countries have traditionally used dredging and Aluminum Sulphate to reduce phosphorous levels. Unless we can distinguish our product's benefits from other products, our potential customers may reject our product. In addition, although we plan to conduct testing of water bodies located in our target markets of the
United States, Canada, Mexico, or Central or South America, we have conducted no testing. Accordingly, our environmental product may not even be a successful means of removing phosphorus and other contaminants in the natural and industrial waters and waste water streams in our target markets. The occurrence of any of these events will negatively affect our brand name reputation, our ability to carry out our business plan objectives or otherwise conduct our business, all of which will reduce the value of your investment.

Because our common stock is considered a penny stock and a market does not currently exist for our securities and a market may never develop for our securities, you may be unable to sell your shares.
A market does not exist and may never develop for our securities. If in the future our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange
Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock and as a result you may be subject to the risk of being unable to sell your shares. In addition, our shareholders will, in all likelihood, find it difficult to sell their securities. For additional details concerning the disclosure requirements under the penny stock rules, please see our Penny Stock Considerations Section at pages 55.

                                       10

We may not meet the National Association of Security Dealers exchange listing requirements which may be implemented which may lead to increased investment risk and inability to sell your shares.
If this Registration Statement is approved by the Securities and Exchange
Commission, we plan to apply to the National Association of Security Dealers to have our common stock quoted on the Over-the-Counter Bulletin Board; however, the National Association of Security Dealers, subject to the approval of the
Securities and Exchange Commission, may phase out the Over-the-Counter Bulletin
Board and eliminate it and replace it with an exchange. There are no assurances that we will meet the new exchange requirements, including requirements to have
100 round lot shareholders and a float of 200,000 shares. Should we fail to meet the new exchange requirements, our common stock will not trade, and you will be unable to sell your shares.

ITEM 4. USE OF PROCEEDS

Not Applicable. We will not receive any proceeds from the sale of the securities by the Selling Shareholders.

ITEM 5. DETERMINATION OF OFFERING PRICE

A market does not currently exist and may never develop for our securities. Our management has determined the offering price for the Selling Shareholders'
shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

ITEM 6. DILUTION

Not Applicable. We are not offering any shares in this Registration Statement.
All shares are being registered on behalf of our Selling Shareholders.

ITEM 7. SELLING SECURITY HOLDERS

The Selling Shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the Selling
Shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Shareholders upon termination of this offering. We believe that the Selling Shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. None of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.
We will not receive any proceeds from the sale of the securities by the Selling
Shareholders.

                                       11

                                 Beneficial    Amount       Amount   Percentage Owned
                                 Relationship  Owned Prior  to be    Before/After
Name                             with Issuer   to Offering  Offered  Offering
-------------------------------  ------------  -----------  -------  ----------------
Ali, Farisha                                         1,500      150      <1%/0%
Black, John L.                                      10,000    1,000      <1%/0%
Cane, Rudolph C.                                    24,500    2,450      <1%/0%
Crenshaw, Kirby                                     10,000    1,000      <1%/0%
Davis, Rich & Connie                                10,000    1,000      <1%/0%
Ettenger, Robert Lee                                 7,500      750      <1%/0%
Fasoldt, Chris                                       5,000      500      <1%/0%
Glacier Marketing Int'l, Inc.    Director (1)       35,000    3,500      <1%/0%
Grant, Larry T.                                     10,000    1,000      <1%/0%
Hamilton, Lehrer & Dargan, P.A.  Law Firm            5,000      500      <1%/0%
Hofer, Richard                                      10,000    1,000      <1%/0%
Hokenson, Peter F.                                  50,000    5,000      <1%/0%
Kelley, Christina                                    3,500      350      <1%/0%
Kissner, William J.                                 68,000    6,800      <1%/0%
Legel, Larry                     Director            5,000      500      <1%/0%
Legel, Larry & Brenda            Director            5,000      500      <1%/0%
Mantey, Jeffrey                                     11,000    1,100      <1%/0%
Otto, Michael D.                                    10,000    1,000      <1%/0%
Ross, Warren A. & Frances F.                         3,000      300      <1%/0%
R.S. Silkscreening, Inc. (3)                        10,000    1,000      <1%/0%
Schaefer, Duane                                      3,000      300      <1%/0%
Scott, Bradley J.                                    8,000      800      <1%/0%
Smith, Donald W.                                    10,000    1,000      <1%/0%
Spackeen, Scott                                     90,000    6,000      <1%/0%
Sprague, Roy W. & Gertrude M.                       29,000    2,200      <1%/0%
Tricou, Rene                                         9,000      900      <1%/0%
Vaughn, Gary                                        15,000    1,500      <1%/0%
Whalen, William P.                                 250,000   25,000    3.20%/2.88%
Wright, John B.                                      5,000      500      <1%/0%
                                                   -------  -------
   TOTAL                                           713,000   67,600
                                                   =======  =======

                                       12

(1) The shares of Glacier Marketing Int'l Inc. reflect the indirect ownership of one of our Directors, Larry Legal.

(2) The control persons of the Selling Shareholders that are corporate entities are:
R.S. Silkscreening, Inc. - 100% owned by Ralph Jacobs
Glacier Marketing Int'l Inc. - 100% owned by one of our directors, Larry Legel.
Hamilton, Lehrer & Dargan, P.A. - 100% owned by Brenda Lee Hamilton.
Integrated Mineral Technology, Ltd. - Mr. Bidois owns 28% of Integrated Mineral
Technology, Ltd. through JN Bidois Holdings Unit Trust Pty Ltd which is 100%
owned by Mr. Bidois and members of his family.

Apart from Larry Legel and his affiliation with the Glacier Marketing
International, Inc. as noted in footnote (2) above, none of the named natural person Selling Shareholders listed above are affiliated with the corporate entities listed in footnote (3) above.

We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the Selling
Shareholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security resales.

                                       13

ITEM 8.  PLAN OF DISTRIBUTION

Our Selling Shareholders are offering 67,600 of our common stock. Our selling shareholders are required to sell their shares at a price of $1.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all costs of registering the securities. We will not receive proceeds from the sale of shares by the Selling Shareholders. Any shares sold by the Selling Shareholders are subject to Rule 415(a)(4) of Regulation C of the Securities Act of 1933.
Under this rule, equity securities offered by or on our behalf cannot be sold
"at the market" price unless the offering satisfies the requirements set forth in that rule; specifically, where voting stock is registered by affiliated parties, the amount of securities registered must not exceed 10% of the aggregate market value of our outstanding voting stock held by our non-affiliates (calculated as of a date within 60 days prior to the date of filing). As such, if the offering does not satisfy these requirements, the shares offered by affiliated parties would be required to be offered at a fixed price for the duration of the Offering.

The Selling Shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of one dollar and ten cents per share until all our shares of common stock are quoted on the
Over-the-Counter Bulletin Board and thereafter at prevailing prices or privately negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:
        o   Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
        o   Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
        o   Purchases by a broker-dealer as principal and resale by the broker-
            dealer for its account;
        o   An exchange distribution in accordance with the rules of the applicable exchanges;
        o   Privately negotiated transactions;
        o   A combination of any such methods of sale; and
        o   Any other method permitted pursuant to applicable law.

The securities offered by this prospectus will be sold by the Selling
Shareholders or by those to whom such shares are transferred. We will file a post-effective amendment to this Registration Statement to identify transferees to whom the Selling Shareholders transfer their stock. We are not aware of any underwriting arrangements that have been entered into by the Selling
Shareholders. The distribution of the securities by the Selling Shareholders may be effected in one or more transactions that may take place in the
Over-the-Counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

                                       14

Any of the Selling Shareholders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the Selling Shareholders were to provide us with cash proceeds from their sales of the securities. If any of the Selling Shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the Selling Shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters'
compensation.

The Selling Shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions.
Upon default by such Selling Shareholders, the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholders under this prospectus. The Selling Shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The Selling Shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such
Selling Shareholders under this prospectus.

In addition to the above, each of the Selling Shareholders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation
M, which may limit the timing of purchases and sales of any of the securities by the Selling Shareholders or any such other person. Upon this registration being declared effective, the Selling Shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this
Registration Statement.

There can be no assurances that the Selling Shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

                                       15

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Shareholders, we will pay all the fees and expenses incident to the registration of the securities, other than the Selling Shareholders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the Selling Shareholders.

Should any substantial change occur regarding the status or other matters concerning the Selling Shareholders, we will file a Rule 424(b) prospectus disclosing such matters.

ITEM 9. LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. There are no family relationships between any of the directors and executive officers. Our directors and executive officers are as follows:

Name              Age      Position                          Term
-------------     ---      -----------------------------     ------
Leonard Perle     66       President/Chief Executive         1 year
                           Officer/Chairman of the Board

Larry Legel       55       Director/Secretary/Treasurer/     1 year
                           Chief Financial Officer

Leonard Perle has been our President, Chief Executive Officer and Chairman of the Board Officer since January 20, 2002. From approximately April 1996 to present, Mr. Perle has been the Vice President of Operations of Jeen
International Corporation, a chemical manufacturer and distributor located in
Fairfield, New Jersey and incorporated in New Jersey. Jeen International is solely owned by Mr. Perle's son, Adam Perle. Since our inception, Mr. Perle has devoted approximately 75% of his time to his position at Jeen International and only 25% of his time to our business. Commencing in April 2003, Mr. Perle will devote approximately 90% of his time to our business, and only 10% to Jeen
International. From 1969 to 1996, Mr. Perle was the president of Protameen
Chemical Company, a chemical manufacturer and distributor located in Totowa,
New Jersey. Mr. Perle received a Bachelors Degree in Chemistry from Brooklyn
College in 1961.

                                       16

Mr. Larry Legel has been a member of our Board of Directors since our inception.
From our inception to January 19, 2002, Mr. Legel was our President, Chief
Executive Officer, Chief Financial Officer, Secretary, and Treasurer. Mr. Legel
spent approximately 25% of his time as our President/Chief Executive Officer until January 19, 2002, when he resigned his position as our President/Chief
Executive Officer in order that we could hire a President/Chief Executive
Officer that could devote most of his time to those positions. Mr. Legel continues in his capacity as our Chief Financial Officer, Secretary, and
Treasurer, and is also our Chief Accounting Officer. Mr. Legel has been licensed as a Certified Public Accountant in the State of Florida since 1974 and has operated and owned his own Certified Public Accounting firm since 1974.
Mr. Legel now spends approximately 25% of his time to our business and 75% to his accounting practice. Mr. Legel received a Bachelors Degree in Business
Administration from Wayne State University in 1969.

The directors named above will serve until the next annual meeting of our shareholders to be held within six months of the close of our fiscal year or until a successor shall have been elected and accepted the position. Directors are elected for one-year terms.

SIGNIFICANT EMPLOYEES
Other than the aforementioned, we have no other employees.

FAMILY RELATIONSHIPS
There are no family relationships among our officers, directors, or persons nominated for such positions.

LEGAL PROCEEDINGS.
No officer, director, or person nominated for such positions, promoter, control person, or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this
Registration Statement, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors or nominees, by all executive officers and our directors and executive officers as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control of our company.

                                       17

Security Ownership of Beneficial Owners:

Title of Class   Name & Address              Amount       Nature    Percent

Common           Adam Perle*                 900,000     Indirect    11.52%
                 24 Madison Road
                 Fairfield, New Jersey
                 07004

Common           Leonard Perle**             900,000      Direct     11.52%
                 24 Madison Road
                 Fairfield, New Jersey
                 07004

Common           Joe Safina***             1,470,000     Indirect    18.81%
                 1 E. Broward Blvd.
                 Suite 700
                 Fort Lauderdale, Florida
                 33301

Common           Gregory Nagel             1,050,000      Direct     13.44%
                 5828 Sebastian, #109
                 San Antonio, Texas
                 78249

Common           Joel Bidois****             648,400**** Indirect     8.30%
                 24 Eagle View Place
                 Eagle Farm, Brisbane
                 Queen Land 40009
                 Australia

* Adam Perle's indirect ownership is composed of 900,000 shares directly owned by Pro-Finishes, Inc., of which he is the sole owner. Adam Perle, is the son of our President, Leonard Perle, who is employed by Jeen International, Inc., a company solely owned by Adam Perle. In addition, Pro-Finishes, Inc., a company solely owned by Adam Perle, is our exclusive sales agent. Adam Perle is of majority age and does not live in the same household as Leonard Perle. Neither
Adam nor Leonard Perle derive any beneficial ownership in our common stock from one another.

** Does not include Leonard Perle's receipt of 7,000,000 options which he may exercise at certain revenue or earnings levels. None of the options have been exercised to date. None of the options are reasonably expected to be exercised in the next sixty days.

                                       18

***Mr. Safina's indirect ownership interest is composed of: (a) 500,000 shares directly held by International Equities Group, Inc., a Florida corporation; 50%
owned by Mr. Safina and 50% owned by his wife, Jennifer Safina; and (b)
970,000 shares directly held by DFM Management, Ltd., a limited partnership created under the Texas Revised Limited Partnership Act, 99% of which is owned by Mr. Safina as a limited partner of DFM Management, Ltd.  International
Equities Group, Inc. is located at 1 East Broward Boulevard, Suite 700, Fort
Lauderdale, Florida 33301. DFM Management, Ltd. is located at 1900 West Loop
South, Suite 2050, Houston, Texas 77027. Mr. Safina assisted us in negotiating our license agreement with Integrated Mineral Technology, Ltd. There was no verbal or written agreement involving Mr. Safina's negotiations with Integrated
Mineral Technology, Ltd. on our behalf or to compensate Mr. Safina for this service, for which he received none.

****Mr. Bidois's indirect ownership interest is composed of: (a) 500,000 shares directly held by Genesis Research Corporation which is 100% owned by Mr. Bidois;
and (b) 530,000 shares directly held by Integrated Mineral Technology, Ltd.
Mr. Bidois owns 28% of Integrated Mineral Technology, Ltd. through JN Bidois
Holdings Unit Trust Pty Ltd which is 100% owned by Mr. Bidois and members of his family.

Security Ownership of Management:

Title of Class   Name & Address              Amount    Nature    Percent

Common           Leonard Perle               900,000   Direct     11.52*
                 24 Madison Road
                 Fairfield, New Jersey
                 07004

Common           Larry Legel**                45,000   Direct/    0.58%
                 5100 N. Federal Highway              Indirect
                 Suite 409
                 Fort Lauderdale, Florida
                 33308

Common           Officers & Directors        945,000   Direct/    12.09%
                 as a Group (2)                       Indirect

*Does not include Leonard Perle's receipt of 7,000,000 options which he may exercise at certain revenue or earnings levels. None of the options have been exercised to date. None of the options are reasonably expected to be exercised in the next sixty days.

                                       19

** Mr. Legel's direct ownership interest is composed of 5,000 shares of common stock owned by Mr. Legel individually and 5,000 shares of common stock owned with his wife as joint tenants. Mr. Legel's indirect ownership interest is composed of 35,000 shares of common stock owned by Glacier Marketing
International, Inc., a Florida corporation 100% owned by Mr. Legel. Glacier
Marketing International is located at 5100 N. Federal Highway, Suite 409, Fort
Lauderdale, Florida.

ITEM 12. DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our securities and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK

GENERAL:
We are authorized to issue 100,000,000 shares of common stock with a par value of $.001 per share. As of the date of this Registration Statement, we have
7,815,000 shares if our common stock issued and outstanding held by 58 shareholders of record.

We are not authorized to issue shares of preferred stock.

VOTING RIGHTS:
Each share of common stock entitles the holder to one vote on each matter submitted to a vote at a meeting of shareholders, either in person or by proxy.
At each election of directors, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected at that time for whose election the shareholder has the right to vote.

DIVIDEND POLICY:
The Board of Directors may authorize, and we may make, dividends on our shares in cash, property, or our own shares and other distributions to our shareholders, subject to the restrictions contained in our Articles of
Incorporation, to the requirements of Sections 607.0623 and 607.06401 of the
Florida Business Corporation Act. We have not declared or paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

                                       20

MISCELLANEOUS RIGHTS AND PROVISIONS:
Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and assessable.
There are no provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

SHARES ELIGIBLE FOR FUTURE SALE:
Once this Registration Statement is effective, the 544,600 shares being offered by our Selling Shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the
Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

All of the shares being offered by our Selling Shareholders could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

                                       21

ITEM 13. INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements as of December 31, 2002, and the related Statement of
Operations, Stockholders' Equity and Cash Flows for the period from August 9,
2001 at our inception, through December 31, 2002 have been included in this prospectus are in reliance on the report of Durland and Company, Independent
Certified Public Accountants, P.A., given on the authority of that firm, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
LIABILITIES

Our Bylaws provide that: (a) we have the power to indemnify any director, officer, employee, or agent as provided in Section 607.0850 of the Business
Corporation Act; (b) we may make any other or further indemnification or advancement of expenses of any of our directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office; and (c) a director, officer, employee, or agent may apply for indemnification or advancement of expenses, or both, to a court of competent jurisdiction.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

On September 30, 2001, we sold 5,000 shares of common stock to our prior president, Larry Legel, for $.001 per share, for total consideration of $5.

On September 30, 2001, we sold 900,000 shares of our common stock to Leonard
Perle at $.001 per share for total consideration of $900. Mr. Perle became our
President on January 20, 2002.

On September 30, 2001, we sold 900,000, shares of our common stock to
Pro-Finishes, Inc. for $.001 per share for total consideration of $900. The president of Pro-Finishes, Inc., Adam Perle, is the son of our President,
Leonard Perle. Adam Perle is of majority age, lives in a separate residence from
Leonard Perle, and Leonard Perle derives no beneficial interest from shares owned by Pro-Finishes.

On September 30, 2001, we sold 500,000 shares of our common stock to
International Equities Group, Inc., a Florida corporation 100% owned by Joseph
Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $500.

                                       22

On September 30, 2001, we sold 1,500,000 shares of our common stock to DFM
Management, Ltd., a limited partnership that is 99% owned by Joseph Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $1,500.

On October 1, 2001, we entered into a Sales Representative Agreement with
Pro-Finishes, Inc. who became our exclusive Sales Representative to market existing and future Phoslock products in the United States, Canada, and Mexico in exchange for 10% of gross sales of Phoslock product they sell. Pro-Finishes'
owner and president, Adam Perle, is the son of our president, Leonard Perle. The
Pro-Finishes agreement was not negotiated at "arms length". Pro-Finishes owns
900,000 shares of our common stock. Our President, Leonard Perle, is employed as a Vice-President of Operations by Jeen International, Inc., which is solely owned by our President's son, Adam Perle. Currently, we are leasing office space at Jeen International's facility in Fairfield, New Jersey. These agreements, arrangements, and stock ownership may create conflicts of interest which favor the affiliated business interests of our President or his son and may not be resolved in a manner favorable to our minority stockholders.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Larry and Brenda Legel as Tenants by the
Entirety.

On November 20, 2001, we sold 25,000 shares of our common stock at $.001 per share for total consideration of $25 to Glacier Marketing International, Inc., a
Florida corporation 100% owned by our then president, Larry Legel.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Glacier Marketing International, Inc.
ESOP.

On November 20, 2001, we sold 10,000 shares of our common stock at $.001 per share for total consideration of $10 to Jasper Marketing, Inc., a Florida corporation 100% owned by our previous president, Larry Legel.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company.

                                       23

ITEM 16.  DESCRIPTION OF BUSINESS.

BUSINESS DEVELOPMENT.

We were incorporated in Florida on August 9, 2001 to market Phoslock, a patented third party's product that removes phosphorus and other contaminants in natural and industrial waters and waste water streams. We have been a development stage company since our inception. To date, we have devoted all of our efforts on:
        o   Formulating our business, marketing, and operational plan;
        o   Raising capital; and
        o   Negotiating and completing agreements with the licensor of the
            Phoslock product and our exclusive sales agent.

We have never been the subject of any bankruptcy or receivership action. We have had no material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets outside the ordinary course of business. We began implementing our business plan in September 2001 that consisted of the above activities.

We have no plans to seek a merger, acquisition or business reorganization or to otherwise enter into a business combination with another entity.

PRINCIPAL PRODUCT & SERVICES

Statement of the Environmental Problem
Waterways are prone to toxic algae. A low phosphorous content to soil in an agricultural setting requires the addition of fertilizer which washes away during rainfall. Nutrients also pour into the water from human and animal sewage effluent, eroded soil, urban storm runoff, groundwater and various industries.
These unwelcome nutrients cause water bodies to become so rich in nutrients that the populations of toxic algae can explode. These algae blooms can be toxic to humans and they remove oxygen from infested water causing poor water quality.

Development of Phoslock
The development of Phoslock was the result of a joint initiative involving the following three entities:
        o   The Australia Commonwealth Government agency, Commonwealth
            Scientific and Industrial Research Organization of Australia,
            otherwise known as CSIRO, which is a global provider of
            Technologies. CSIRO sought a solution to phosphorous as a
            contributor to the poor health of water systems throughout Australia and other countries.

        o   The Western Australian Water and Rivers Commission, which is a division of the Western Australian Government charged with the responsibility of providing uncontaminated water to Western
            Australia's citizens.

                                       24

        o   The Swan River Trust, which is an organization charged with the responsibility of administering the environmental well-being of the
            Swan River located in Perth, Western Australia. Algal blooms have been a regular occurrence over recent years in river systems and lakes flowing into the Swan River. During 2001, the Swan River experienced its largest algal bloom in its recorded history. The
            Swan River Trust has been a major collaborator in the development of
            Phoslock.

The development of Phoslock was the result of research and development undertaken by the joint initiative members in order to identify and develop environmental control measures that could be used in the Swan and Canning Rivers located in Perth, Western Australia and to reduce the concentration of the nutrients nitrogen and phosphorus derived from river sediments. The release of these nutrients had been identified by the joint initiative as a key factor in triggering algal blooms.

We have had no affiliation or relationship with any of the joint initiative members that were involved in the development of the Phoslock product; however,
Integrated Mineral Technology, Ltd., which granted us the Phoslock sub-license was previously involved with one of the joint initiative partners, CSIRO, such that in November 2000 CSIRO granted Integrated Mineral Technology, Ltd. a 20 year worldwide non-transferable license to market and manufacture Phoslock. Our involvement with the Phoslock product did not begin until August 2001 when we entered into a sub-license agreement with Integrated Mineral Technology, Ltd.

Developmental History
Research of Phoslock began in November 1994 by CSIRO by conducting a detailed review of available remediation materials, followed by laboratory screening during the period from 1995 to 1996 of a selected number of materials. Among the screened materials, modified clay demonstrated the greatest potential for use as a remediation material. CSIRO conducted further laboratory trials to determine the features and performance of the clay under a variety of water conditions.
These laboratory trials were completed in late 1996 and showed that bentonite generally performed better than the other types of clays, providing a stable compound when mixed with rare earth that would safely keep the adsorbed phosphorus bound under a wide range of environmental conditions.

On March 26, 1997, CSIRO filed a Provisional Australian patent application with
IP Australia in Perth, the Australian government agency responsible for applications and registration of patents, trademarks and designs. On December
30, 1997, an International Patent Application was filed with the World
Intellectual Property Organization on the modified clay that had been developed and registered under the trademark Phoslock.

                                       25

In mid-1998, CSIRO sought expressions of interest in commercializing the
Phoslock technology. In September 1999, CSIRO appointed Pacific Rim Minerals Pty
Ltd (later renamed Integrated Mineral Technology, Ltd.) as the preferred commercial partner for all market areas other than the wastewater market in
Australia. Integrated Mineral Technology, Ltd. was appointed by CSIRO as the exclusive worldwide Head Licensee for the production, distribution and manufacturing of Phoslock in all applications (including wastewater treatment).

During 1999 and 2000, Integrated Mineral Technology, Ltd. provided logistical and technical support in the field trials. These field trials consisted of applying Phoslock slurry to controlled sections of the Swan and Canning rivers in Perth, Western Australia. Phoslock was applied to the surface of the water as a slurry and worked by absorbing the phosphorus in the water column as it sank to the bottom. After sinking, Phoslock formed a reactive capping on the river bed that continued to absorb phosphorus released from the sediments.

Description of the Phoslock Product
Phoslock is predominately a bentonite-based modified clay, initially developed to reduce phosphorus recycling within fresh water systems. Bentonite is a versatile industrial mineral that is used for industrial absorbents, pet litters, fertilizer formulations, and other miscellaneous uses. Bentonite is typically derived from volcanic ash and is clay that possesses a unique chemistry and crystalline structure and has special binding, swelling, sealing, lubricating and thickening, and absorbing properties. Bentonite is chemically modified by exchanging the cations normally present in clays, mainly bentonite, with the rare earth element, lanthanum. It is a positively charged clay that irreversibly binds the lanthanum phosphate to the surface of the clay substrate thereby removing phosphorus from water.

Phoslock can be formulated and applied to water systems as a slurry, powder or granule and works by absorbing phosphate from the water column as it settles to the bottom. Once it has passed through the water column, Phoslock forms a stable sediment on the bed of the water body which effectively traps the nutrients that have already been absorbed as well as those released from the sediments.

Potential Application of Phoslock to Natural Water Bodies such as Lakes, Ponds and Rivers:
To date, our licensor, Integrated Mineral Technology, has concentrated its efforts on the application of Phoslock to natural water bodies. Based on the research conducted by the joint initiative members, we believe that Phoslock is an effective environmental solution to removing phosphorous in natural water bodies. Our belief that Phoslock has the potential to remove Phosphorous from natural water bodies is based on a technical report published by CSIRO in
November 2000, "Land and Water, 2000 Canning River Trial: Technical Report".
This report summarizes the Canning River case study as a major trial that was undertaken by CSIRO on the Canning River in Western Australia in early 2000 to evaluate the performance of Phoslock in reducing filterable reactive phosphorus and in monitoring the ecosystem on a large scale. The trial involved the application of forty tons of Phoslock over two 400 metre sections of the river.

                                       26

After application, Phoslock was allowed to settle and form a thin reactive capping on the bottom sediments. Urban drains discharging into the river were also dosed. Unseasonably heavy rainfall 25 days into the trial markedly changed the character of the trial. This flood event resulted in over 100 bed volumes of water being flushed through both of the Phoslock treated sections in one week.
As a result of the rainfall, the trial provided an opportunity to evaluate how
Phoslock would perform after a major system perturbation.

The key findings reported by the technical report published by CSIRO are as follows:
        o   After the application of Phoslock, average surface water
            concentration of filterable reactive phosphorus declined to below detection limits within 24 hours. Bottom water concentrations also declined to below detection limits between 3-5 days after
            application; and
        o   Even after a major flood, where Phoslock was reburied and
            redistributed on the bottom sediments, Phoslock still continued to actively remove a large proportion of filterable reactive Phosphorus that was released from the bottom sediments.

Potential Applications of Phoslock to Industrial, Agriculture and Recreational
Settings:
We believe that Phoslock may have the potential to remove phosphorous and other oxyanions such as arsenate in industrial, agriculture and recreational settings.
The major problem affiliated with environmental problems under these settings is the same as in natural water settings, namely still water being affected by environmental conditions and causing algae. The basis for this belief is that the same environmental solution processes with Phoslock would be involved as in natural waterways; however, whether in fact Phoslock offers opportunities for the removal of phosphorus from industrial process water or effluent is subject to further research and development and testing that must be conducted on these settings to determine its effectiveness as a phosphorous removal agent.

We will market Phoslock for industrial settings if research and development and testing establishes that Phoslock has potential to remove Phosphorous in industrial settings.

OUR ROLE IN ESTABLISHING POTENTIAL MARKETS FOR PHOSLOCK LOCATED IN THE UNITED
STATES, CANADA, MEXICO AND COUNTRIES LOCATED IN CENTRAL AND SOUTH AMERICA.

We intend to market and manufacture Phoslock through third parties.  At present, our current financial condition,  including our cash position, does not permit us to implement an in-house marketing or manufacturing operation.  To implement in-house manufacturing and marketing operations would require total expenditures of approximately $400,000, as follows:
        o   $125,000 for mixers, dryers and baggers used in the manufacturing process; and
        o   $250,000 for in-house marketing, including an in-house sales manager at a $100,000 salary and 3 sales persons at a salary of $50,000 each.

                                       27

If we generate sufficient revenues in excess of our working capital, required royalty payments and other needs, we may establish an in-house manufacturing facility; however, at the present time we cannot predict with any accuracy whether we will be in a financial position to do so.

Our operations will be exclusively managed by our President. Our
Secretary/Director will assist in the financial aspects of our operations. We intend to market the Phoslock product through our exclusive sales agent,
Pro-Finishes, Inc. Our President will assist our exclusive sales agent in the marketing of the product by conducting an advertising campaign consisting of environmentally targeted publications, direct mail, and telephone contact and providing Pro-Finishes with sales leads based on our own research of industries that could benefit from the Phoslock product, such as governmental authorities with algae problems. In addition, our president will: (a) manage our day to day operations; (b) provide technical support to our sub-manufacturers regarding the manufacturing process to make Phoslock; (c) provide technical support to our customers regarding the application of Phoslock; (d) arrange for shipping of raw materials; and (e) provide water testing to determine the amount of product needed for specific applications and the effectiveness of Phoslock in particular settings.

We intend to manufacture our Phoslock product through a third-party sub-manufacturer, Heterene Corporation, located in Patterson, New Jersey. Our
President has made only informal arrangements with the Heterene Corporation to manufacture our Phoslock products. We have no verbal or written agreements for the sub-manufacturing of Phoslock with any party. Our President intends to conduct additional research and interviews of potential sub-manufacturers and select sub-manufacturers based on costs and efficiencies of adhering to our licensor's standards of quality. Our President intends to assist Heterene by arranging for the direct shipment of the raw materials bentonite and lanthanum chloride from various suppliers to Heterene. In addition, we will assist
Heterene by:
        o   providing the exact mixing formula;
        o   periodically inspecting and giving recommendations about Heterene's manufacturing facility;
        o   arranging for the testing of our Phoslock product at Heterene's manufacturing facility; and
        o   assisting in the sub-manufacturing mixing, bagging, and shipping procedures for our products.

The exact mixing formula provided to the sub-manufacturers is patent protected under the patents for Phoslock filed by our licensor, Integrated Mineral
Technology, Ltd. with the World Intellectual Property Organization; however, the formula does not have patent or other intellectual property protection with the United States Patent and Trademark Office.

                                       28

We plan to protect ourselves from patent or other intellectual property infringement by requiring our sub-manufacturers to execute non-circumvent, non-compete and confidentiality agreements regarding the Phoslock formula.

MARKETING PLANS
We plan to market Phoslock through our exclusive sales agent, Pro-Finishes, Inc.
On October 1, 2001, we entered into an exclusive marketing agreement with
Pro-Finishes, Inc., which provides that Pro-Finishes will be our exclusive Sales
Representative of existing and future Phoslock products in the United States,
Canada, and Mexico in exchange for 10% of the gross product sales. Pro-Finishes'
president and sole shareholder, Adam Perle, is the son of our president, Leonard
Perle. Our agreement with Pro-Finishes was not negotiated at "arms length" and subjects us to potential conflicts of interest that may not be resolved in a manner favorable to our minority stockholders.

The terms of our agreement with Pro-Finishes provide that during our first year of operations, Pro-Finishes will attempt to market the Phoslock product only in the United States. Pro-Finishes will not market Phoslock products in Canada,
Mexico, and Central and South America until at least our second year of operations. We originally intended to begin our marketing strategy in July 2002;
however, because our sample product was not approved for use by our licensor until July 2002, we did not begin marketing our product at that time. We began marketing our product on November 1, 2002. To date, our marketing has consisted solely of responding to inquiries about our product and cold-calling prospective customers consisting of municipalities, industrial concerns and state and federal governmental agencies. During November 2002, Pro-Finishes hired 3 sales representatives from Jeen International, Inc. Currently, these sales representatives only work two days of their five day work week attempting to sell the Phoslock product. These Pro-Finishes sales representatives will be paid a 5% commission on product sales. We have not conducted any advertising. To date, we have not established any customers or sold any Phoslock through
Pro-Finishes or through our President/Chief Executive Officer. We will be unable to fully implement our marketing strategy until we obtain approval for use of
Phoslock from the Environmental Protection Agency, if ever. If we obtain approval, representatives of our licensor will consult with our President and
Herbert Frank, the Chief Engineer of Heterene Corporation, to demonstrate how to apply the Phoslock product as a spray to water bodies and how to calculate the quantity of Phoslock to apply based on the depth and width of the water body to be treated. From approximately November 2002 to February 2004, the president of
Pro-Finishes, Inc., Adam Perle, will be responsible for marketing the Phoslock product. In March 2003, subject to Environmental Protection Agency approval of
Phoslock, Mr. Adam Perle plans to recruit three sales persons from his affiliated company, Jeen International, Inc., to become employed full-time by
Pro-Finishes and market the Phoslock product. We will pay Pro-Finishes a 10%
commission upon gross product sales; in turn, Pro-Finishes will pay its sales representatives a 5% commission on their individual sales. Accordingly,
Pro-Finishes' will receive a net commission of 5%. Jeen International, Inc. is a manufacturer and distributor of approximately 300 cosmetic chemical products throughout the United States and has conducted business from April 1996 to present. Jeen International employs 8 salespersons to sell its products. The
Jeen International salespeople will be compensated on a commission basis, however, Pro-Finishes has not determined the commission amount to be paid to these sales persons. Pro-Finishes' marketing program will consist of the following:

                                       29

1. Conducting research to determine the appropriate contact information for water managers, directors, government officials, technical persons, or other persons responsible for environmental water problems concerning:
        o   natural waterways, such as lakes, rivers, estuaries and ponds;
        o   man-made water bodies such as that contained in golf courses, farms dams and artificial wetlands;
        o   municipal and industrial wastewater systems, including sewage treatment and industrial wastewater treatment of light, medium and heavy industry;
        o   intensive animal production, including treatment of effluent from intensive animal production units such as piggeries, feedlots, aquaculture farms and dairy farms; and
        o   retail products - possible application of the Phoslock product to development of other retail products such as swimming pool cleaners.

2. Sending brochures to these persons demonstrating the usage of Phoslock and its advantages and following up by a telephone call to schedule appointments with interested parties.

3. Conducting sales presentations at the appointments and offering free testing of water and performing a comparison test using the Phoslock product at the appointments.

In addition, we plan to: (a) attend at least three trade shows a year that specialize in environmental clean-up products; (b) disseminate press releases regarding the Phoslock product; and (c) conduct print and/or Internet advertising. We will send press releases regarding Phoslock and other advertising to water managers, directors, government officials, technical persons, or other persons responsible for environmental water problems.

We will pursue the above marketing plans throughout our fifteen month plan of operations; however, as of the date of this Registration Statement we have not undertaken any of the above marketing plans. The estimated costs affiliated with our marketing plans are:
        o   Pro-Finishes Sales Persons - 10% commission to Pro-Finishes, the total cost of which is now undeterminable;
        o   Attendance at Trade Shows - Approximately $15,000 for travel, lodging, attendance fees and set-up costs; and
        o   Print and/or Internet Advertising - Approximately $75,000 during first year of operations.

All of the above-described marketing plans will occur throughout our plan of operations. We do not anticipate any costs associated with disseminating press releases regarding the Phoslock product.

                                       30

DISTRIBUTION OF PRODUCTS AND SERVICES

As detailed above, Phoslock can be used in a large range of diverse applications and industries.

Each application will have an appropriate distribution channel for commercial sale of the product. Distribution channels may vary from direct retail sale for an aquarium product to sub-license for certain industrial applications and collaborative sale with water engineering companies to government instrumentalities.

MATERIAL AGREEMENTS

We entered into an agreement with Integrated Mineral Technology, Ltd. to sell
Phoslock on August 15, 2001. This license agreement expires on 12/19/2020.

Integrated Mineral Technology, Ltd. appointed us as its exclusive sub-licensee to manufacture and sell Phoslock based on the Phoslock technology in the United
States, Canada, Mexico and countries in Central and South America. We may use the Phoslock product in all these territories. Our obligations under the license agreement include actively promoting the sale of Phoslock within the licensed territories.

Termination of Agreement:
The license may be terminated in the event either party is in breach of the agreement or in the event that the head license granted by CSIRO to
Integrated Mineral Technology, Ltd. is terminated.

Consideration:
The consideration for the grant of the license is $150,000 and 500,000 shares of our common stock. We paid Integrated Mineral Technology, Ltd. $150,000 on
July 10, 2001 and we issued Integrated Mineral Technology, Ltd. 500,000 shares of our common stock on September 18, 2001.

Best Efforts:
We are required to use our best efforts to sell Phoslock.

Product Pricing:
We will pay $600 per US Short Ton for Phoslock packed in bulk bags, and $660 per ton for Phoslock packed in 50 pound bags.

The agreement provides that we must reimburse Integrated Mineral Technology,
Ltd. for any carriage, transportation, insurance or other costs incurred on our behalf in connection with the transportation or delivery of the product from
Brisbane, Australia. Integrated Mineral Technology, Ltd. will invoice us on the last day of each month and we must make payment within 15 days after we receive the Invoice.

                                       31

All payments which we make to Integrated Mineral Technology, Ltd. must not contain any deduction or imposts by any Authority or financial authority and we must pay all taxes, duties and other impositions. The agreement also provides that if the licensor necessarily incurs any such taxes, duties or impositions on our behalf, we must reimburse Integrated Mineral Technology, Ltd., upon demand, for such taxes, duties or impositions.

Royalties:
In addition to the pricing set forth above, we are required to make royalty payments as follows:

In addition to the pricing set forth above, we are required to make royalty payments to Integrated Mineral Technology, Ltd. Until August 14, 2011, we are
required to pay royalties of $45 for each United States Short Ton that we order.
To date, we have not ordered any product. Beginning August 15, 2011, we will be required to make royalty payments in the amount of $60 for each United States
Short Ton ordered. Until January 1, 2003, we are not required to make any royalty payments unless we sell Phoslock product.

We are not required to sell specific quantities of Phoslock product, however, beginning January 1, 2003, we are required to pay royalties to Integrated
Mineral Technology, Ltd. for certain quantities of Phoslock product even if we do not sell these quantities. Our revenues may not be sufficient to pay these royalty amounts. Even if we do not sell Phoslock product, we are required to pay royalties according to the following schedule:

From January 1, 2003 through December 31, 2003, we are required to pay to
Integrated Mineral Technology Ltd. a minimum royalty payment in the amount of
$250,000. This payment includes royalty payments of $45 per United States Short
Ton for 1500 tons of Phoslock product. If we purchase any quantities above 1500 tons, we are required to pay a royalty of $45 per ton for any quantities above
1500 tons.

Beginning January 1, 2004 and through December 31, 2004, we are required to pay to Integrated Mineral Technology, Ltd. a minimum royalty payment in the amount of $843,750. This payment includes royalty payments of $45 per United States
Short Ton for 18,750 tons of Phoslock product. If we purchase any quantities above 18,750 tons, we are required to pay a royalty of $45 per ton for any quantities above 18,750 tons.

Beginning January 1, 2005 and through December 31, 2011, we are required to pay to Integrated Mineral Technology, Ltd. a royalty payment in the amount of
$1,260,000 each year. This payment includes royalty payments of $45 per United
States Short ton for 28,000 tons of Phoslock product. If we purchase any quantities above 28,000 tons in any year of this period from January 1, 2005 through December 31, 2011, we will pay a royalty of $45 per United States Short
Ton for any quantities above 28,000 tons in that year.

                                       32

Beginning January 1, 2012 and through the expiration of the agreement on
December 19,2020, we are required to pay to Integrated Mineral Technology, Ltd.
a royalty payment in the amount of $1,680,000 each year. This payment includes royalty payments of $45 per United States Short ton for 28,000 tons of Phoslock product. If we purchase any quantities above 28,000 tons in any year of this period from January 1, 2012 through the expiration of the agreement, we will pay a royalty of $45 per ton for any quantities above 28,000 tons in that year.

We are required to make the royalty payments in arrears within 21 days of after the end of each quarter. The defined quarters are March, June, September and
December.

Assignment of Transferability of Agreement:
The agreement provides that we may not assign our rights under the agreement or subcontract the obligations imposed under the agreement without the prior written consent of Integrated Mineral Technology, Ltd.

Sublicenses:
We may sub-license to other parties in accordance with the terms of the agreement. The agreement provides that if we sell a sub-license, we must pay
Integrated Mineral Technology, Ltd. a fee of 15% of the sales price up to a maximum of $100,000.

Approval of Authorities:
Our licensor is required to complete any action required by the Environmental
Protection Agency to finalize such approval.

Sales Representative Agreement with Pro-Finishes, Inc.
On October 1, 2001, we entered into a Sales Representative Agreement with
Pro-Finishes, Inc. in which Pro-Finishes became our exclusive Sales
Representative to market existing or future Phoslock products in the United
States, Canada, and Mexico in return for 10% of the gross sales. Pro-Finishes'
president, Adam Perle, is the son of our president, Leonard Perle. This agreement provides for commission payments to Pro-Finishes for sales of
Phoslock. The Pro-Finishes agreement was not negotiated at "arms length". This agreement and Pro-Finishes' stock ownership subjects us to potential conflicts of interest that may not be resolved in a manner favorable to our minority stockholders.

Pro-Finishes was incorporated in 1997 in the State of New Jersey and was formed with the intention of obtaining the rights to and brokering of various chemicals and finishes; however, it has not conducted any business since its inception.

                                       33

Amended Convertible Debenture and Common Stock Agreement
On February 25, 2002, we entered into an Amended Convertible Debenture and
Common Stock Agreement with Mr. Gregory Nagel in which we received $600,000 in proceeds from Mr. Nagel. Of the $600,000 proceeds, $150,000 was disbursed to
Integrated Mineral Technology, Ltd., our licensor, in connection with our license agreement with that company for the Phoslock product. In connection with the Convertible Debenture and Common Stock Agreement, we issued a Debenture Note payable for $600,000 convertible to 60,000 shares of our common stock at $10 per share at any time up to May 24, 2004, otherwise payable at 8% interest annually, plus principal payable on May 24, 2004. As of December 31, 2002 accrued interest payable upon the $600,000 Debenture Note is $67,989.

In addition to the foregoing, we issued 850,000 of our common stock to the
Debenture Holder for consideration of $14,387.

Employment Agreement with our President
On October 1, 2001 we entered into an employment agreement with our
President/Chief Executive Officer/Director, Leonard M. Perle, which did not become effective until January 20, 2002. The term of employment provided for in the agreement is five years. Mr. Perle took over as our President on January 20,
2002. The agreement provides that Mr. Perle serve as our President and a member of our Board of Directors in return for the following compensation:
        o   During month one through month twelve of his employment, an annual base salary of $60,000;
        o   During months thirteen through nineteen, a $100,000 annual salary;
        o   During months twenty through twenty-six a $150,000 annual salary;
        o   During months twenty-seven through thirty-two, a $200,000 annual salary; and
        o   During months thirty-three through sixty, a $250,000 annual salary.

In addition to the foregoing, the employment agreement provides for a total of
7,000,000 stock options that Mr. Perle has received and may exercise if we attain certain revenue or earnings levels, if ever.

Of the 7,000,000 options, Mr. Perle has received 1,500,000 options that he may exercise at the following revenue levels:

No. Of Options        Price                   Revenue Level
--------------        -----                   -------------
   500,000            $ .50       Options exercisable at $1,000,000 in Revenue
   500,000             2.00       Options exercisable at $2,000,000 in Revenue
   500,000             2.50       Options exercisable at $4,000,000 in Revenue

                                       34

Of the 7,000,0000 options, Mr. Perle has received 5,500,000 options that he may exercise at certain earnings levels, as follows:

No. Of Options        Price                   Earnings Level
--------------        -----                   --------------
   500,000            $1.00       Options exercisable at $250,000 in Earnings
   500,000             2.50       Options exercisable at $500,000 in Earnings
   500,000             3.00       Options exercisable at $750,000 in Earnings
 1,000,000             5.00       Options exercisable at $1,000,000 in Earnings
 1,000,000             5.00       Options exercisable at $2,000,000 in Earnings
 1,000,000             7.00       Options exercisable at $5,000,000 in Earnings
 1,000,000             7.00       Options exercisable at $7,500,000 in Earnings

COMPETITIVE BUSINESS CONDITIONS AND OUR PLACE IN THE MARKET

Damage to United States water bodies has been identified as a serious environmental problem. A report named "Water Quality Conditions in the United
States: A Profile from the 1998 National Water Quality Inventory Report to
Congress" published by the United States Environmental Protection Agency, Office
of Water, stated the following findings:

"States, tribes, territories and interstate commissions report that, in 1998, about 40% of U.S. streams, lakes and estuaries that were assessed were not clean enough to support uses such as fishing and swimming. About 32% of U.S. waters were assessed for this national inventory of water quality. Leading pollutants in impaired waters include salutation, bacteria, nutrients and metals. Runoff from agricultural lands and urban areas are the primary sources of these pollutants. Although the U.S. has made significant progress in cleaning up polluted waters over the past 30 years, much remains to be done to restore and protect the nation's waters."

"Findings"

"Recent water quality data finds that more than 291,000 miles of assessed rivers and streams do not meet water quality standards. Across all types of water bodies, states, territories, tribes and other jurisdictions report that poor water quality affects aquatic life, fish consumption, swimming, and drinking water. In their 1998 reports, states assessed 840,000 miles of rivers and 17.4 million acres of lakes, including 150,000 more river miles and 600,000 more lake acres than in their previous reports in 1996."

                                       35

           SUMMARY OF QUALITY OF ASSESSED RIVERS, LAKES, AND ESTUARIES
---------- ------------ ------------ ----------- --------------- -----------
Waterbed      Total        Amount       Good        Good but      Polluted
---------     Size        Assessed*    (% of       Threatened      (% of
Type                    (% of Total)  Assessed)  (% of Assessed)  Assessed)
---------- ------------ ------------ ----------- --------------- -----------
Rivers       3.662.255      842.426     463.441          85.544     291.264
(miles)                       (23%)       (55%)           (10%)       (35%)
---------- ------------ ------------ ----------- --------------- -----------
Lakes       41.593.748   17.390.370   7.927.486       1.565.175   7.897.110
(acres)                       (42%)       (46%)            (9%)       (35%)
---------- ------------ ------------ ----------- --------------- -----------
Estuaries       90.465       28.687      13.439           2.766      12.482
Sq. miles)                    (32%)       (47%)           (10%)       (44%)
---------- ------------ ------------ ----------- --------------- -----------

We intend to market the Phoslock product to reduce phosphorus levels in United
States water bodies, including rivers, lakes and estuaries. We will not market the Phoslock product for treatment of ocean shoreline because the product has never been intended or tested for that use. Based on the extensive nature of the environmental problems in water bodies located in the United States, we believe that competition will be intense and likely to increase in the future. There are no assurances that we can effectively compete in this intense and increasingly competitive market.

Environmental Treatments Used by our Competitors

Although there are other environmental chemical treatments such as chlorine that are used by our competitors on a minor scale, aluminum sulphate, otherwise known as alum, is the only predominately used chemical product utilized to remove phosphorous from natural water systems by our competitors. Our biggest competitor, Gen-Tek, located in Hampton, New Hampshire, is the largest single supplier of alum in North America with a turnover in excess of US$300 million.

Gen-Tek sells 550,000 tons of alum annually, with approximately 250,000 tons of alum being sold into the water treatment market in the United States. This amount constitutes 50% of that market. Alum is applied to natural water systems to: (a) condition the water to an appropriate pH level; and (b) distribute the alum solution onto the water surface by spraying.

We discuss below our competitive position in the market compared to that of our major competitors in the alum market based upon factors such as price, quality, ability to get product to market, potential toxicity to living organisms, and potential product effectiveness.

                                       36

We believe that Phoslock has certain advantages over alum, as follows:

ADVANTAGES OF PHOSLOCK OVER ALUM
----------------------------------------- ------------------------------------------ ------------------------
Phoslock                                  Alum                                       Basis
----------------------------------------- ------------------------------------------ ------------------------
High setting rate in most waters          Poor setting rate/more                     CSIRO Article -
and can be enhanced                       subject to physical factors                "Chemical Methods of
                                                                                     Sediment Remediation"
                                                                                     which only addressed
                                                                                     the uses of alum *
----------------------------------------- ------------------------------------------ ------------------------
No sludge formation meaning that          Potential sludge formation - alum          CSIRO Article -
Phoslock locks the contaminants into      potentially creates sludge                 "Chemical Methods of
pebble-like substances that can be        formation because when the material        Sediment Remediation"
removed from the bottom of the            that is formed from the alum/algae is      which only addresses
water body and thus, are not              removed from the bottom of the             the uses of alum *
re-released in the water                  water body, the nature of its
                                          formation  may lead to re-releasing
                                          the contaminants back into the water
----------------------------------------- ------------------------------------------ ------------------------
Has wider operational pH which can be     Lower operational pH which                 CSIRO Article -
adjusted to proper pH and thereby         may require adjustment with greater        "Chemical Methods of
result in lower toxicity                  danger of: (a) low pH being created        Sediment Remediation"
                                          with potential toxicity to living          which only addresses
                                          organisms; or (b) high pH being            the uses of alum *
                                          created and corresponding risk of
                                          potential toxicity to living organisms
----------------------------------------- ------------------------------------------ ------------------------
Possible future desire for                Possible risk of poor public perception    CSIRO Article -
environmentally-friendly                  related to studies indicating that         "Chemical Methods of
alternatives                              chemical additive to alum causes           Sediment Remediation"
                                          Alzheimer's disease and/or renal failure   which only addresses
                                                                                     the uses of alum *
----------------------------------------- ------------------------------------------ ------------------------
Ability to affect pH to obtain            Possible inability to affect proper pH     CSIRO Article -
pH to kill algae. However, this will      to provide optimum algae removal;          "Chemical Methods of
kill other living organisms in            risk of killing other living organisms     Sediment Remediation"
water bodies                                                                          which only addresses
                                                                                     the uses of alum *
----------------------------------------- ------------------------------------------ ------------------------
Multiple modes of applications in         Sprayed as solution only
pellets, powder and slurry form
----------------------------------------- ------------------------------------------ ------------------------
*Published by CSIRO in CSIRO Sediment Remediation Review; date of publication - March 1997.

                                       37

In contrast, the advantages of alum over Phoslock are:

ADVANTAGES OF ALUM OVER PHOSLOCK
-------------------------------- ---------------------------------------------- ------------------
Alum                             Phoslock                                       Basis
-------------------------------- ---------------------------------------------- ------------------
Pricing - Cost of alum ranges    Pricing - Cost of Phoslock ranges              Quotes from IMT;
from $200-$700 per ton           from $1,200 to $1,500 per ton                  Quotes from Alco
                                                                                Australia and
                                                                                Gen-Tek USA
-------------------------------- ---------------------------------------------- ------------------
Ability to get product to        Ability to get product to market - More time   CSIRO Article -
market - Readily Available       is required to get the Phoslock product to     "Chemical Methods
                                 market due to longer shipment time of raw      of Sediment
                                 materials, manufacture of product on a per     Remediation"
                                 order basis, and financial limitations         which only
                                 compared to financial ability of companies     addresses the
                                 such as Gen-Tek to integrate these aspects      uses of alum *
                                 in a relatively short period of time.
-------------------------------- ---------------------------------------------- ------------------
Long standing established        Testing of the Phoslock product is extremely   CSIRO Article -
testing results                  limited, specifically limited to laboratory    "Chemical Methods
                                 testing under controlled circumstances and     of Sediment
                                 upon only two waterways located in Western     Remediation"
                                 Australia                                      which only
                                                                                addresses the
                                                                                uses of alum *
-------------------------------- ---------------------------------------------- ------------------
Brand name recognition is        Phoslock has no brand name recognition.        CSIRO Article -
excellent. Historical use and    Phoslock is a new product and we will have to  "Chemical Methods
customer confidence in product.  overcome the public's resistance to change     of Sediment
Excellent reputation for         in using new products                          Remediation"
reliability                                                                     which only
                                                                                addresses the
                                                                                uses of alum *
-------------------------------- ---------------------------------------------- ------------------

*Published by CSIRO in CSIRO Sediment Remediation Review; date of publication -
March 1997

                                       38

Alum is the predominately used chemical process that has been used to clean water bodies. Dredging is the predominately used non-chemical process that has been used to clean water bodies. In addition, dredging has been the most frequently applied technique used to remediate contaminated sediments in water systems. The advantage of dredging is its ability to selectively remove contaminated sediments when no other remediation technique is suitable. In addition, because dredging has been an established environmental solution process for at least the past 30 years, there is an enormous body of technology and practical experience accumulated from extensive dredging operations.
Additionally, there are a wide range of dredging operations available. The disadvantage of dredging is that dredging is expensive and often unsuitable in many applications due to the large volume of dredge soil that is generated, the costs associated with dewatering and disposal of dredge soil, and the possible destruction to the aquatic habitat.

Unlike dredging, only limited testing of Phoslock has been done. Since Phoslock has had only limited use, we do not have the experience comparable to years of dredging history and we have made no progress into our target markets of using
Phoslock, in comparison to dredging which is widely accepted.

Gen-Tek and our other competitors have substantially longer operating histories, greater name recognition, larger customer bases, and greater financial and technical resources than we have. Accordingly, these companies are able to conduct extensive marketing campaigns that we are financially unable to conduct.
In addition, these companies may create more attractive pricing to potential customers. Our ability to compete will be limited by our success in distinguishing our product from others. There can be no assurance that we will be able to compete in the sale of waterway clean-up products and services, which could have a materially negative impact upon market awareness and acceptance of our products and services.

To meet these competitive conditions, we plan to demonstrate that Phoslock has certain advantages over other products or processes. Phoslock can potentially be manufactured as pellets, powder, or in a granular formulation. These multiple modes of applications provide wastewater engineers with significant flexibility enabling the use of relatively low cost and compact separation technologies.
Additionally, the inherent stability of the clay phosphorus complex simplifies handling and disposal without the risk of phosphorus being re-released and leaching into groundwater and/or other natural waterways. We will demonstrate that the use of Phoslock is inexpensive compared to dredging operations. In addition, we will demonstrate that dredging is unsuitable to certain applications where Phoslock would be suitable; specifically, when the environmental clean-up involves a large volume of waste soil that is generated with possible destruction of the aquatic habitat. We plan to demonstrate these advantages through our attendance at trade shows and conferences, writing technical articles, advertising in trade journals, and direct mail. Among the journals in which we will attempt to advertise or submit technical articles are
"Environmental Progress" located in New York, New York; "Environmental
Protection" located in Dallas, Texas; and "Environmental Business Journal"
located in San Diego, California.

                                       39

SOURCES AND AVAILABILITY OF RAW MATERIALS:

The Phoslock product is composed of bentonite and lanthanum chloride. We plan to purchase the raw materials from the following sources:

We plan to purchase bentonite from any one or a combination of the following
United States based suppliers on a per order basis which will then be shipped directly by the suppliers to our sub-manufacturer, Heterene: Bentonite
Performance Minerals located in Denver, Colorado; American Colloid Corporation located in Chicago, Illinois; and Waverly Mineral Products located in Maigis,
Georgia. We do not believe that we will have any delays in shipment of Bentonite because it is in plentiful supply by these suppliers on a per order basis and is available to be shipped on a one day delivery basis.

Lanthanum chloride is a rare earth substance. We plan to purchase lanthanum chloride from Inner Mongolia Hi Tech and Baotou Hefa, China-based rare earth suppliers. We plan to arrange for the direct shipment of approximately 1 ton of
Lanthanum chloride to our sub-manufacturer, Heterene, in order that Heterene will have a sufficient amount of this raw material for future manufacturing orders.

Because lanthanum chloride constitutes less than 10% of the Phoslock product and will be purchased from China-based suppliers requiring longer shipping time, we will attempt to avoid delivery delays to our sub-manufactures by purchasing approximately 1 ton of lanthanum chloride at one time from the China-based suppliers for direct delivery to our sub-manufacturer; however, if needed, we can purchase up to 1000 tons at a time for delivery to our submanufacturer. We do not have any contracts or arrangements with these suppliers that will ensure that we will be able to purchase bentonite and lanthanum chloride from them.

Initial Experimental Samples, Initial Production Run and Manufacturing by
Heterene Corporation:

Heterene Corporation, located in Patterson, New Jersey, verbally agreed to manufacture experimental samples of our Phoslock product in small amounts of approximately 40 pounds. We have no written agreement with Heterene involving the manufacturing of the experimental samples. We have not paid and will not pay
Heterene to manufacture the experimental samples. We have informed Heterene that they will be the primary manufacturer of our products; however, we have no verbal or written agreement with Heterene obligating us to make Heterene our primary sub-manufacturer.

We arranged for the raw materials to be delivered to Heterene to manufacture the experimental samples, as follows: (a) we purchased lanthanum chloride from our licensor, Integrated Mineral Technology, Ltd., which was delivered to our facility in October 2002 and then we delivered the lanthanum chloride to
Heterene; and (b) we purchased bentonite from the Bentonite Performance Group in
Denver, Colorado which we delivered to Heterene to manufacture any future products. We have no further plans to store lanthanum chloride or any other substances at our facility. We determined that it was uneconomical and impractical to store lanthanum chloride at our facility since it could be directly shipped by the supplier to Heterene. All future shipments of bentonite and lanthanum chloride will be directly shipped to Heterene.

                                       40

Our reason for arranging for the manufacturing of these experimental samples was to provide our licensor, Integrated Mineral Technology, Ltd., with the complete manufactured product for their testing to determine whether our sample met their approval. We provided the experimental samples manufactured by Heterene to our licensor in January, March and July of 2002. Each manufactured experimental sample was forty pounds. From the forty pound samples, we provided our licensor with 2 pound samples.

Because the January 2002 and March 2002 experimental samples did not meet our licensor's quality specifications, our licensor rejected these experimental samples. Our licensor accepted the July 2002 experimental sample, which will be representative of the product that we intend to sell.

We never have or will pay Heterene for the experimental samples produced in
January 2002, March 2002, or July 2002. The reason we did not have to pay
Heterene for the experimental samples is that we have agreed that Heterene will have the exclusive right to manufacture Phoslock on our behalf. Therefore,
Heterene agreed to manufacture the experimental samples at no cost to us. This agreement consists solely of an understanding between our Chief Executive
Officer, Leonard Perle, and Heterene's president, David S. Dean. Neither we or
Heterene have a written agreement providing for such exclusive manufacturing rights, nor does either party have any intentions of doing so. Heterene and our president have had a long standing relationship involving Heterene's manufacturing services which were historically provided on a per order basis.
Heterene never required a written agreement involving their services to Mr.
Perle, and has no intention of modifying that practice. Heterene has verbally agreed to execute a written confidentiality agreement regarding the confidential design and formulation of the Phoslock product.

On October 10, 2002, Heterene manufactured approximately 8360 pounds of Phoslock which was delivered to us on October 10, 2002. The delivery of the raw materials, bentonite and lanthanum chloride, to Heterene was accomplished by our arranging for the direct delivery of the raw materials to Heterene. On October
13, 2002, we sent our licensor 2 samples of 2 pounds each from the 8360 pound production. These samples met our licensor's quality specifications and were approved by our licensor on October 30, 2002. During October and November 2002,
we sent 2 pound samples to 12 prospective customers consisting of 7 industrial water companies and 5 municipality and other governmental organizations. Apart from sending other samples to prospective customers, we intend to use the remaining portion of the 8360 pound production against any possible future orders. We paid for the raw materials required to manufacture Heterene's manufacture of the 8360 pound production. In addition, we made all arrangements for the payment and delivery of the raw materials to Heterene. As such, Heterene assumed no cost pertaining to the purchase of the raw materials or delivery of same. Heterene required us to pay $0.35 per pound manufacturing cost for the manufacture of the 8360 pound production or a total cost of $2,926, which has been paid. Heterene will charge us a $0.35 per pound manufacturing cost for all future productions.

Although our President has made informal arrangements with the principal of
Heterene to sub-manufacture the Phoslock product on a per order basis, we have neither a verbal or written agreement with Heterene or any other party to manufacture our product. If and only if we obtain Environmental Protection
Agency approval for Phoslock and we receive orders for Phoslock, we anticipate that Heterene will begin to manufacture Phoslock in April 2003, at which time we will require Heterene to execute a confidentiality, non-compete, and non-disclosure agreement.

We plan to furnish Heterene Corporation with the raw materials that we plan to purchase from suppliers as described in our Raw Materials Section described above.

CUSTOMER DEPENDENCY:

We currently have no customers. Although we do not intend to become dependent upon a single or a few customers, there are no assurances that we will not become so dependent.

INTELLECTUAL PROPERTY:

We are a sub-licensee of the licensor of Phoslock, Integrated Mineral Technology,
Ltd., which was granted a license by the holder of the original rights to the
Phoslock product, the Commonwealth Scientific and Industrial Research
Organization, otherwise known as CSIRO. CSIRO filed the following applications for international patent protection with the World Intellectual Property
Organization in December 1997.

The following information pertaining to the World Intellectual Property
Organization was obtained from that organization's website located at
www.wipo.org.

                                       41

The World Intellectual Property Organization, headquartered in Geneva,
Switzerland, is an international organization dedicated to promoting the use and protection of intellectual property works. This organization is one of the 16 specialized agencies of the United Nations system of organizations, it administers 23 international treaties dealing with different aspects of intellectual property protection, and has approximately 179 member states. In
1974, this organization became a specialized agency of the United Nations system of organizations, with a mandate to administer intellectual property matters recognized by the member states of the United Nations. A fundamental and enduring part of the organization's activities in promoting the international protection of intellectual property is the progressive development and application of international norms and standards. The organization currently administers 11 treaties that set out internationally agreed upon rights and common standards for their protection that the states which sign them agree to apply within their own territories. The most successful and widely used of these treaties is the Patent Cooperation Treaty which implements the concept of a single international patent application which has legal effect in the countries which are bound by the treaty and which are designated by the applicant. Once such an application is filed, an applicant receives valuable information about the potential patentability of his invention through the international search report and the optional international preliminary examination report and has more time than under the traditional patent system as to which of the designated countries to continue the application. Thus, this system consolidates and streamlines patenting procedures and reduces costs.

Additional information pertaining to the World Intellectual Property
Organization may be obtained from its website as noted above.

The following is a summary of the national phases entered from PCT/AU97/00892 and the status of each application:

Australia
Title: "Remediation Material and Remediation
Process for Sediments"
Patent No: 737327
Application No: 89381/98
Status: Patent in force
Filing Date: December 30, 1997
Priority Date: March 26, 1997
Expiration: December 30, 2017
(subject to annuities)
(IPM Reference: TW6144/AU)

New Zealand
Title: "Remediation Material and Remediation
Process for Sediments"
Patent No: 502802
Application No: 337890
Status: Patent in force
Filing Date: December 30, 1997
Priority Date:  March 26, 1997
Expiration:  December 30, 2017
(subject to renewals)
(IPM Reference: TW6144/NZ)

                                       42

Japan
Title: "Remediation Material and Remediation
Process for Sediments"
Application No: 544396/98
Status: Application pending
Request for examination
due on or before
30 December 2004
Filing Date:  December 30, 1997
Priority Date: March 26, 1997
(IPM Reference: TW6144/JP)

Canada
Title: "Remediation Material and Remediation
Process for Sediments"
Application No: 2284766
Status: Application pending
Request for examination
due on or before December 30, 2002
Filing Date: December 30, 1997
Priority Date: March 26, 1997
(IPM Reference: TW6144/CA)

Europe
Title: "Remediation Material and Remediation
Process for Sediments"
Application No: 97948664.4
Status: Application in force
Filing Date:  December 30, 1997
Priority Date: March 26, 1997
(IPM Reference: TW6144/EP)

The United States patents filed with the World Intellectual Property
Organization are:

United States
Title: "Remediation Material and Remediation
Process for Sediments"
Patent No: 6350383
Application No: 09/381383
Status: Application allowed
Issue fee paid  January 2, 2002
Awaiting Patent Certificate (Patent Pending)
Filing Date:  December 30, 1997
Priority Date: March 26, 1997

This particular patent application refers to a sediment remediation process, together with a material for use in a sediment remediation process, which comprises the Phoslock product.

                                       43

United States
Title: "Remediation Material and Remediation
(IPM Reference: TW6144/US)
Title: "Remediation Material and Remediation
Process for Sediments"
Application No: 10/050332
Status: Continuation from
US09/381383
Awaiting examiner's report
Continuing application with amendments filed January 15, 2002
Priority Date: March 26, 1997
(IPM Reference: not yet advised)

This particular patent application refers to a sediment remediation process, together with a material for use in  a sediment remediation process, which comprises the Phoslock product.

The application described the material and process, in part, as follows: "A material and method for removal of environmental oxyanions (and especially phosphates), the material comprising a substrate such as a clay modified with complexing elements...and lanthanide elements (or a mixture of such elements).
The resultant modified substrate can bind oxyanions and make them unavailable for utilization in the environment in the case of phosphates, by algae and the like. The method includes forming a capping of material at the sediment/water interface, applying the material in the form of pellets at the sediment/water interface, or injecting the pellets into the sediments."

We have no involvement or cost affiliated with the patent applications to the
World Intellectual Property Organization. CSIRO retained the services of
Australia-based patent attorneys, Wray & Associates, to assist in the patent application process; legal fees relating to these services were paid by CSIRO.
Dr. Brant Brian Douglas was the applicant for the United States since under
United States patent practice, patent applications may only be filed in the name of the inventor. An assignment to the benefit of the CSIRO may be filed when completing the national phase entry in the United States.

After a patent application is made to the World Intellectual Property
Organization, an application number is assigned which identifies the filing and the applicant name. The review process typically takes at least 6 to 8 months to attain a "Patent Pending" status, which protects the applicant against duplication of the patent by other parties. The approval of a patent may take from 1 to 5 years.

                                       44

Our business and competitive position are dependent upon the ability of CSIRO,
Integrated Mineral Technology, Ltd. and our ability to protect the proprietary product we use in our business. Despite our efforts and those of CSIRO and
Integrated Mineral Technology, Ltd. to protect such proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary. We will rely on patent and trade secret law and nondisclosure and other contractual arrangements to protect such proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information or product or otherwise gain access to our proprietary information, that such information will not be disclosed or that we can effectively protect our rights to unpatented trade secrets or other proprietary information.

GOVERNMENTAL APPROVAL REQUIREMENTS:

The two chemicals used to make the Phoslock product, bentonite, which is the primary ingredient of kitty litter, and lanthanum chloride, are chemicals that have been individually approved by the Environmental Protection Agency through companies that are unaffiliated with us and unrelated to our operations.
Bentonite and lanthanum chloride, as ingredients of our Phoslock product, have not been approved by the Environmental Protection Agency.

On June 26, 2002, our licensor, Integrated Mineral Technology, Ltd., entered into an agreement with Exponent Environmental Group, Inc., a United States-based engineering and scientific consulting firm, to prepare an Premanufacture Notice
Application to the United States Environmental Protection Agency on our behalf to register Phoslock as a new chemical substance under that agency's Toxic
Substance Control Act. The Environmental Protection Agency requires that an application be filed under this act for any manufactured chemical product or product which contains constituent chemical ingredients. We originally believed that the application would be submitted by August 2002; however, based on further consultation with Exponent Environmental Group, Inc. we did not expect that the application would be completed and filed until November 2002. The filing of the Environmental Protection Agency application was further delayed, but was filed on January 4, 2003. The application also sought approval for the usage of Phoslock in connection with its constituent chemical ingredients, bentonite and lanthanum chloride, which the Environmental Protection Agency has not specifically approved for that specific purpose. On August 9, 2002, we paid
$17,500 to Exponent Environmental Group, Inc. in conjunction with their preparation of the application; our licensor, Integrated Mineral Technology,
Ltd., is financially responsible for the remaining $47,500 payment due to
Exponent Environmental Group, Inc. At the time of filing the application on
January 4, 2003, we estimated that approval of the application, if ever, would occur within 60 to 90 days after making an application to the Environmental
Protection Agency. This estimate was based on our discussions with Exponent
Environmental Group, Inc. regarding the application process. On or about March
7, 2003, we received notification that the Environmental Protection Agency will conduct no further review of the Premanufacture Notice Application and therefore that Phoslock is now registered as a new chemical substance under that agency's
Toxic Substance Control Act.

                                       45

We are subject to Department of Transportation guidelines in our shipment of
Phoslock as a possible hazardous substance. According to Department of
Transportation guidelines, any substance that is transported via truck container may be deemed a hazardous substance if it has any ability to spill out over the highways. We intend to hire truckers that are capable of transporting such materials. Should Phoslock be deemed a toxic substance by the Environmental
Protection Agency, the Department of Transportation would require us to use truckers that have a Toxic Materials License to transport toxic substances, which we would do under those circumstances.

EFFECT OF EXISTING GOVERNMENTAL REGULATIONS:

Other than the Environmental Protection Agency approval under the Toxic
Substance Control Act and Department of Transportation regulations that we are subject to, we are not aware of any governmental regulations that will affect our business.

RESEARCH AND DEVELOPMENT:

During the period from our inception to the date of this Registration Statement, we have not spent any funds on research and development. The research and development of the Phoslock product was conducted by the CSIRO, the Western
Australian Water and Rivers Commission.

COSTS ASSOCIATED WITH ENVIRONMENTAL COMPLIANCE:

We will subcontract our manufacturing to third party manufacturers. Therefore, we do not anticipate any direct cost affiliated with environmental compliance.

EMPLOYEES:

We have one full time employee which is our president, Leonard Perle. We have no collective bargaining agreements in existence. Over the next twelve months, we plan to add one full time secretary. We have no other plans to add any other additional employees.

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

PLAN OF OPERATIONS

The discussion in this prospectus contains "forward-looking statements" that involve risk and uncertainties These statements may be identified by the use of terminology such as "believes", "expects", "may", or " should", or "
anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

                                       46

We will need approximately $243,500 to implement our Plan of Operations. We have detailed our Plan of Operations in the discussion below. This does not include substantial royalty payment obligations that we will incur under the terms of our sub-license agreement with Integrated Mineral Technology, as follows: (a) we are required to make minimum royalty payments of $850,000 to our Australia-based licensor, if any only if we sell specified amounts of the Phoslock product; and
(b) separate and apart from the minimum royalty payments, we are required to make royalty payments totaling in excess of $18 million from 2002 to until the end of the 18 year agreement, the specifics of which are detailed in our
Material Agreements Section at pages 31-32. We are required to make these royalty payments whether or not we sell Phoslock.

We have $476,717 of cash available as of December 31, 2002 for anticipated expenses of $243,500 as detailed in our Plan of Operations. Although we have sufficient funds to meet the anticipated expenses detailed in our Plan of
Operations, we do not have sufficient funds to meet our other obligations which consist of the royalty payments detailed above. We anticipate that even if our current cash requirements change we will not have sufficient cash regarding any required royalty payments for a period of 12 months through our existing capital and revenue from product sales; moreover, there are no assurances there our estimated expenses or revenue expectations will be correct. In the event that our cash or our revenues are insufficient to meet our needs, we will seek financing through traditional bank financing or a debt or equity offering.
However, because we are a development stage company with no operating history and a poor financial condition, we may be unsuccessful in obtaining such financing or the amount of the financing may be minimal and therefore inadequate to implement our plan of operations. In addition, if we only have limited funds by which to conduct our operations, we may be unable to conduct any marketing or advertising, which will negatively impact development of our brand name and reputation, and future product sales. In the event that we do not receive financing or our financial resources are inadequate to meet our capital needs, or if we do not adequately implement an alternative plan of operations that enables us to conduct operations without having received adequate financing, we may have to liquidate our business and undertake any or all of the following actions:
       o   Sell or dispose of our assets, if any;
       o   Pay our liabilities in order of priority, if we have available cash to pay such liabilities;
       o   If any cash remains after we satisfy amounts due to our creditors, distribute any remaining cash to our shareholders in an amount equal to the net market value of our net assets;
       o   File a Certificate of Dissolution with the State of Florida to dissolve our corporation and close our business;
       o   Make the appropriate filings with the Securities and Exchange
           Commission so that we will no longer be required to file periodic and other required reports with the Securities and Exchange
           Commission, if, in fact, we are a reporting company at that time; and
       o   Make the appropriate filings with the National Association of
           Security Dealers to affect a delisting of our common stock, if, in fact, our common stock is trading on the Over-the-Counter Bulletin
           Board at that time.

                                       47

Based upon our current assets, however, we will not have the ability to distribute any cash to our shareholders.

If we have any liabilities that we are unable to satisfy and we qualify for protection under the U.S. Bankruptcy Code, we may voluntarily file for reorganization under Chapter 11 or liquidation under Chapter 7. If our creditors or we file for Chapter 7 or Chapter 11 bankruptcy, our creditors will take priority over our shareholders. If we fail to file for bankruptcy under Chapter
7 or Chapter 11 and we have creditors, such creditors may institute proceedings against us seeking forfeiture of our assets, if any.

We do not know and cannot determine which, if any, of these actions we will be forced to take.

If any of these foregoing events occur, you could lose your entire investment in our shares.

OUR PLAN OF OPERATIONS TO DATE
We have accomplished the following to date regarding our plan of operations:
     o    Formulated our business, marketing, and operational plans;
     o    Raised capital from the sale of our common stock;
     o    Negotiated and completed agreements with the licensor of the Phoslock product, Integrated Mineral Technology, Ltd.;
     o    Negotiated and completed agreements with our exclusive sales agent,
          Pro-Finishes, Inc.;
     o    Established a website at www.purezza.com to refer potential customers to information regarding our business;
     o    Duplicated the Phoslock product and sent samples to our licensor for testing and approval which were approved by our licensor.
     o    Our licensor, Integrated Mineral Technology, Ltd., contracted with
          Exponent Environmental Group, Inc. to prepare an application to the
          Environmental Protection Agency on our behalf to register Phoslock as a new chemical under the Toxic Substances Act. This application was filed on January 4, 2003.
     o    Our sub-manufacturer, Heterene Corporation, manufactured 8360 pounds of Phoslock to provide samples to prospective customers or for possible future orders.

OUR PLAN OF OPERATIONS
We originally planned to implement our Plan of Operations from July 2002 to July
2003; however, because the agreement with Exponent Environmental Group, Inc. to prepare the Environmental Protection Agency application had been delayed and not executed until June 2002, our Plan of Operations was delayed. Accordingly, we are waiting for Exponent Environmental Group, Inc. to file the Environmental
Protection Agency application in November 2002, and we expect it to be approved sixty to ninety days thereafter. There is no assurance we will obtain approval.
Our Plan of Operations for the sale of our Phoslock product is contingent upon
Environmental Protection Agency approval and therefore those aspects pertaining to actual product sales will not begin until approximately April 2003, if we obtain approval as we plan. If we do not receive Environmental Protection Agency approval when we expect, our plan of operations will be delayed. If the
Environmental Protection Agency disapproves our application and we are unable to register Phoslock as a toxic substance under the Toxic Substances Act or the
Environmental Protection Agency determines that Phoslock is a dangerous substance, we will be able to conduct any further business in the United States, we will be unable to implement our plan of operations, and you will lose your entire investment. We plan to accomplish our plan of operations outlined below over fifteen months beginning November 2002 and until February 2004. During our fifteen month plan of operations, we will market the Phoslock product only in the United States. We will not market Phoslock in Canada, Mexico, Central and
South America until at least March 2004.

                                       48

February 2003 - February 2004
Steps Required to obtain our Raw Materials
Obtaining raw materials, bentonite and lanthanum chloride, the two chemical substances used to make Phoslock, will require the following 'Steps':
     o    We receive an order for Phoslock from a new or existing customer;
     o    Our President will calculate the amount of Phoslock required for sub-manufacturing based on the following data: (a) number of square feet to be treated by  Phoslock; and (b) our analysis of a one gallon water sample derived from the area to be treated as furnished to us by a customer which will indicate the Phosphorous content of the water.
     o    Based on the calculations referred to above, we will purchase bentonite from any one or a combination of the following United States based suppliers on a per order basis which will then be shipped directly to our sub-manufacturers' facilities: Bentonite Performance
          Minerals located in Denver, Colorado; American Colloid Corporation located in Chicago, Illinois; and Waverly Mineral Products located in
          Maigis, Georgia. We plan to purchase lanthanum chloride from Inner
          Mongolia Hi Tech and Baotou Hefa, China-based rare earth suppliers, which will be delivered directly by one of these suppliers to our sub-manufacturer.
          Because lanthanum chloride constitutes less than 10% of the Phoslock product and will be purchased from China-based suppliers requiring longer shipping time, we will attempt to avoid delivery delays to our sub-manufacturers, by purchasing approximately 1 ton of lanthanum chloride at one time from the China-based suppliers for direct delivery to our sub-manufacturer; however, if needed, our
          sub-manufacturer can store up to 1000 tons at a time.

February 2003 - February 2004
Steps Required for Sub-Manufacturing of Phoslock
     o    Prior to Heterene performing sub-manufacturing services to us, they will be required to execute a confidentiality agreement regarding the exact mixing formula used to manufacture Phoslock;
     o    Our President will calculate the amount of Phoslock needed based on the following data: (a) number of square feet to be treated by
          Phoslock; and (b) our analysis of the one gallon water sample derived from the area to be treated as furnished to us by a customer which will indicate the Phosphorous content of the water. Based on this data, our President will calculate the amount of Phoslock required for production and order the final amount of Phoslock to be manufactured by our sub-manufacturing.

                                       49

     o    Based on the order that we receive from our customer, we will order a specific amount of Phoslock to be manufactured by our
          sub-manufacturer, Heterene Corporation;
     o    We will effect delivery to our sub-manufacturer a specific amount of raw materials as detailed above to effect the sub-manufacturing order; and
     o    Our president will conduct a review of Heterene's sub-manufacturing process every three months to ensure adherence to quality standards.

We plan to use Heterene Corporation, a chemical manufacturer located in
Patterson, New Jersey to manufacture the Phoslock product. Although our
President has made informal arrangements with the principal of this company to sub-manufacture the Phoslock product on a per order basis, we have neither a verbal or written agreement with this company. The only agreement that this company and possibly other sub-manufacturers will be required to enter into with us will be a confidentiality agreement regarding the confidential design and formulation of the Phoslock product. To date, we have not entered into any confidential agreements with Heterene Corporation or any other potential sub-manufacturers.

On October 10, 2002, Heterene manufactured approximately 8360 pounds of Phoslock which was delivered to us on October 10, 2002. The delivery of the raw materials to Heterene was accomplished in the same manner as with the experimental samples explained above. On October 13, 2002, we sent our licensor 2 samples of 2 pounds each from the 8360 pound production. These samples met our licensor's quality specifications and were approved by our licensor on October 30, 2002. During
October and November 2002, we sent 2 pound samples to 12 prospective customers consisting of 7 industrial water companies and 5 municipality and other governmental organizations. Apart from sending other samples to prospective customers, we intend to use the remaining portion of the 8360 pound production against any possible future orders. We paid for the raw materials required to manufacture Heterene's manufacture of the 8360 pound production. In addition, we made all arrangements for the payment and delivery of the raw materials to
Heterene. As such, Heterene assumed no cost pertaining to the purchase of the raw materials or delivery of same. Heterene required us to pay $0.35 per pound manufacturing cost for the manufacture of the 8360 pound production or a total cost of $2,926. Heterene will charge us a $0.35 per pound manufacturing cost for all future productions.

November 2002 - February 2004
Identifying Prospective Customers
Our exclusive sales agent, Pro-Finishes, Inc. will identify prospective customers by cold calling on companies and government agencies that use large amounts of water or are located near or on large water bodies and from leads derived from our advertising. In order to achieve this, Pro-Finishes, Inc. will contact the technical person associated with potential customers such as companies and municipalities that are affected by environmental water problems, send brochures demonstrating usage of Phoslock, and schedule appointments with interested parties. There is no cost affiliated with the identification process.
Pro-Finishes, Inc. is compensated by commission only if a sale is made by them.

To date, we have not established any customers.

November 2002 - February 2004
Meetings with Prospective Customers
Pro-Finishes, Inc. will arrange meetings with prospective customers based on the identification process described above and will make sales presentations throughout our fifteen month plan of operations. Pro-Finishes, Inc. will offer free testing of water and perform a comparison test against treatment of the water with Phoslock. Pro-Finishes, Inc. will conduct sales presentations at customer locations to demonstrate the advantages of Phoslock. The estimated cost is included in the terms of our agreement with Pro-Finishes, Inc. which provides for a 10% commission on sales made by them.

To date, we have not established any customers.

April 2003
Hiring Sales Persons
During April 2003, if and only if we receive Environmental Protection Agency approval, Pro-Finishes, Inc. will hire three sales persons to sell the Phoslock product. Pro-Finishes, Inc.'s president will attempt to recruit three sales persons from his affiliated company, Jeen International, Inc. Sales persons will be compensated on a commission basis. Pro-Finishes sales representatives will be paid a 5% commission on product sales.

                                       50

November 2002 - February 2004
Marketing
We began marketing our product on November 1, 2002. To date, our marketing has consisted solely of responding to inquiries about our product and cold-calling prospective customers consisting of municipalities, industrial concerns and state and federal governmental agencies. During November 2002, Pro-Finishes hired 3 sales representatives from Jeen International, Inc. that devote only two days of their five day work week attempting to sell the Phoslock product. These
Pro-Finishes sales representatives will be paid a 5% commission on product sales. We have not conducted any advertising. To date, we have not established any customers or sold any Phoslock through Pro-Finishes or through our
President/Chief Executive Officer.

February 2003 - November 2003
Attending Trade Shows
Commencing in February 2003, we plan to attend at least three trade shows a year that specialize in water purification products or environmental clean-up products. Our president and a Pro-Finishes, Inc. representative will attend the trade shows to introduce the Phoslock products. We plan to have available the following written materials and displays at these trade shows: (a) brochures which are currently available; (b) video tapes of who would use Phoslock and how it is used which have not yet been made. We estimate the cost will be approximately $15,000 for travel, lodging, attendance fees and set-up costs for each trade show.

March 2003 - November 2003
Disseminating Press Releases
Beginning in March 2003 and for our remaining plan of operations, our president will draft press releases to be disseminated to environmental journals regarding the Phoslock products, their uses, and any testing results associated with
Phoslock. Because all work will be performed in-house, we do anticipate minimal or no cost with drafting and disseminating press releases.

February 2003 - November 2003
Print and/or Internet Advertising
Beginning in February 2003 and for our remaining plan of operations, our president will draft advertisements that highlight the advantages of the
Phoslock products. We will consult with the publications with which we will advertise as to graphics and content of the advertisements. Advertisements will appear in environmental publications and trade magazines. We anticipate spending approximately $75,000 in advertising costs during this time period.

October 2002
Review of our Operations by our Licensor's Technical Advisory Board
Our licensor's Technical Advisory Board conducts an annual review of our operations and sub-manufacturing facility in order to determine whether:
        o   The manufacture of the Phoslock product by our sub-manufacturer conforms to the product specifications of our licensor;
        o   The manufacturing equipment used in the manufacturing process by our sub-manufacturer is capable of manufacturing according to our licensor's product specifications;
        o   Our quality control standards conform to our licensor's quality control standards;
        o   The sub-manufacturer of the Phoslock product that we use has the technical skills and experience to manufacture Pnoslock; and
        o   We are using our best efforts to sell the Phoslock product.

Should the Technical Advisory Board determine that we fail to meet the above standards, we may be found to have violated the sub-license agreement with our licensor, in which case our licensor may terminate the license agreement and we will be unable to continue manufacturing or selling the Phoslock product, and you will lose your entire investment.

The first visit for a review of our operations by our licensor's technical advisory board was scheduled for February 2002, but rescheduled to July 1, 2002 by our licensor and then rescheduled again to late October 2002 by our licensor.
On October 22 and 23, 2002, members of our Licensor's Technical Advisory Board who are the Chief Executive Officer and Technical Director of our licensor, visited our headquarters in Fairfield New Jersey. Our licensor assumed all costs of this visit. During their visit, the Technical Advisory Board members met with our President, Mr. Leonard Perle, the President of Pro-Finishes, Mr. Adam Perle,
and Pro-Finishes sales representatives that will assist in marketing Phoslock throughout our licensed territory. The licensor representatives provided a detailed commentary on the development and applications of Phoslock. In addition, the licensor representatives and our President, Mr. Leonard Perle, conducted the following conference calls with: (a) representatives of Exponent,
Inc., the consultant, arranging for and preparing an application to the United
States Environmental Protection Agency to register Phoslock as a new chemical under that agency's Toxic Substance Control Act to ascertain the status of the preparation of the application and any information needed for its preparation;
and (b) a representative of a Florida municipality as a prospective customer which is in control of a lack with algae problems. In addition, the Technical
Advisory Board members visited Heterene Corporation which will sub-manufacture the Phoslock product on our behalf. The licensor representatives met with
Heterene Corporation's Chief Engineer, Herbert Frank, inspected the plant and viewed the tank and mixing areas where Phoslock will be manufactured. The licensor representatives discussed with Mr. Frank the current operations of the
Heterene plant and processing taking place to manufacture Heterene's products.
Additionally, the Technical Advisory Board members reviewed the procedures necessary to utilize the same equipment Heterene is using for manufacture of its products, which will be used to manufacture Phoslock, including the relevant cleaning protocols. The Technical Advisory Board members concluded that the plant contained almost all of the equipment to manufacture Phoslock and that
Heterene had the technical skills and experience to manufacture Phoslock.

The next visit by the Technical Advisory Board is scheduled for October 2003 or
November 2003.

                                       51

September 2002 - November 2003
Testing Procedures
Starting in September 2002, a sample of each manufactured product will be tested for quality control and to determine whether it meets the quality standards of
Integrated Mineral Technology, Ltd. and CSIRO. For the first six months of our operations, testing will be conducted by Integrated Mineral Technology,
Ltd., our licensor. By March 2003, we plan to have developed our own means of testing the product. We estimate the cost of mailing test samples to Australia will be approximately $500.00. We anticipate a cost of approximately $5,000 for equipment when we establish our own testing facility.

Heterene Corporation verbally agreed to manufacture experimental samples of our
Phoslock product in small amounts of approximately 40 pounds. Our reason for arranging for the manufacturing of these experimental samples was to provide our licensor, Integrated Mineral Technology, Ltd., with the complete manufactured product for their testing to determine whether our sample met their approval. We provided the experimental samples manufactured by Heterene to our licensor in
January, March and July of 2002. Each experimental sample was forty pounds of which 2 pound samples were provided to our licensor. Because the January 2002 and March 2002 experimental samples did not meet our licensor's quality specifications, our licensor rejected these experimental samples. Our licensor accepted the July 2002 experimental sample, which will be representative of the product that we intend to sell.

Future Production Costs
Because Heterene Corporation will provide our sub-manufacturing services, we will not have any future production costs.

Future Equipment Costs
Because we plan to use sub-manufacturers for our Phoslock product we will not require any equipment for manufacturing and we do expect to incur any material costs affiliated with purchase of plant and significant equipment. We do not currently have any plant or significant equipment to sell.

Pricing of Phoslock
The anticipated prices at which we intend to sell Phoslock to our customers are:

Amount of Phoslock Order                         Price
Less than 1 ton                              $1,800 per ton
From 1 ton to 10 tons                        $1,700 per ton
From 11 tons to 50 tons                      $1,600 per ton
From 50 tons to 100 tons or more             $1,500 per ton

Summary of Total Costs of $243,500 to accomplish our Plan of Operations
Attending trade shows - $15,000
Advertising - $75,000
Testing equipment - $5,000
Mailing test samples - $500
Working Capital Needs of $48,000 consisting of: (a) $20,000 estimated cost pertaining to initial purchase of raw materials for manufacture of Phoslock; (b)
$1,000 per month rent paid to Jeen International for total annual rent of
$12,000; (c)$500 per month cost paid to Jeen International for part-time tasks by one of their 4 secretaries for a total annual cost of $6,000; (d)annual telephone and other office expenses of $10,000.
Chief Executive Officer's Salary during 2003- $100,000

We source of the funds to accomplish our Plan of Operations will be derived from our current cash of $476,717 as of December 31, 2002, which is sufficient to conduct our Plan of Operations. We derived our cash resources from a $600,000 debenture investment and private placement sales of our common stock, prior to the filing of this registration statement.

Our entire Plan of Operations is contingent upon receiving Environmental
Protection Agency approval for Phoslock as an approved chemical substance under the Toxic Substances Act. Should approval is delayed, our plan of operations will be delayed. If we do not receive Environmental Protection Agency approval, we will be unable to implement our Plan of Operations or sell our product and you will lose your entire investment.

ITEM 18.  DESCRIPTION OF PROPERTY

From August 1, 2001 to December 31, 2001, we operated from the offices of our former President, Larry Legel. We were not charged rent for use of these offices. Since January 1, 2002, we have operated out of 2000 square feet of space located at 24 Madison Road, Fairfield, New Jersey. We have occupied this space rent free from Jeen International, which occupies approximately 40,000 square feet at the same address. We originally agreed commencing April 1, 2002, to pay Jeen International $250 per month for our leased space; however, Jeen
International waived this payment and we have to date not paid any lease payments. Our offices are sufficient to conduct our operations. As of January 1,
2003, we will pay Jeen International $1,000 per month on a month to month basis for our leased space according to a verbal agreement between us and the president of Jeen International. We have no intention of entering into a written lease agreement with Jeen International; accordingly, there are no assurances that Jeen International will permit our continued lease of the space at their offices.

                                       52

We do not own any property nor do we have any plans to own any property in the future. We do not intend to renovate, improve or develop properties. We are not subject to competitive conditions for property and currently we have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 30, 2001, we sold 5,000 shares of common stock to our prior president, Larry Legel for $.001 per share, for total consideration of $5.

On September 30, 2001, we sold 900,000 shares of our common stock to Leonard
Perle at $.001 per share for total consideration of $900. Mr. Perle became our
President on December 21, 2001.

On September 30, 2001, we sold 900,000, shares of our common stock to
Pro-Finishes, Inc. for $.001 per share for total consideration of $900. The president of Pro-Finishes, Inc., Adam Perle, is the son of our President,
Leonard Perle. Adam Perle is of majority age, lives in a separate residence from
Leonard Perle, and Leonard Perle derives no beneficial interest from shares owned by Pro-Finishes.

On September 30, 2001, we sold 500,000 shares of our common stock to
International Equities Group, Inc., a Florida corporation 100% owned by Joseph
Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $500.

On September 30, 2001, we sold 1,500,000 shares of our common stock to DFM
Management, Ltd., a limited partnership that is 99% owned by Joseph Safina, a beneficial owner of our common stock, for $.001 per share for total consideration of $1,500.

On October 1, 2001, we entered into a Sales Representative Agreement with
Pro-Finishes, Inc. who became our exclusive Sales Representative to market existing and future Phoslock products in the United States, Canada, and Mexico in exchange for 10% of gross sales of the Phoslock product they sell.
Pro-Finishes' owner and president, Adam Perle, is the son of our president,
Leonard Perle. The Pro-Finishes agreement was not negotiated at "arms length".
Pro-Finishes owns 900,000 shares of our common stock. Our President, Leonard
Perle, is employed as a Vice-President of Operations by Jeen International,
Inc., which is solely owned by our President's son, Adam Perle. Currently, we are leasing office space at Jeen International's facility in Fairfield, New
Jersey. These agreements, arrangements, and stock ownership may create conflicts of interest which favor the affiliated business interests of our President or his son and may not be resolved in a manner favorable to our minority stockholders.

                                       53

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Larry and Brenda Legel as Tenants by the
Entirety.

On November 20, 2001, we sold 25,000 shares of our common stock at $.001 per share for total consideration of $25 to Glacier Marketing International, Inc., a
Florida corporation 100% owned by our then president, Larry Legel.

On November 20, 2001, we sold 5,000 shares of our common stock at $.001 per share for total consideration of $5 to Glacier Marketing International, Inc.
ESOP.

On November 20, 2001, we sold 10,000 shares of our common stock at $.001 per share for total consideration of $10 to Jasper Marketing, Inc., a Florida corporation 100% owned by our previous president, Larry Legel.

Other than the above transactions, we have not entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of our common stock, or family members of such persons. Also, we have not had any transactions with any promoter. We are not a subsidiary of any company.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no established public trading market for our securities. Management has not discussed market making with any market maker or broker dealer. No market exists for our securities and there is no assurance that a regular trading market will develop, or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

We are not authorized to issue preferred stock and we currently have no shares of preferred stock outstanding.

There are 6,870,000 shares of our common stock held by non-affiliates and
945,000 shares of our common stock held by affiliates that Rule 144 of the
Securities Act of 1933 defines as restricted securities. No shares have been sold pursuant to Rule 144 of the Securities Act of 1933 and no shares are eligible to be resold pursuant to Rule 144. We have agreed to register all of the shares held by our existing non-affiliate Selling Shareholders.

Options.
Our President/Chief Executive Officer has received 7,000,000 options, 5,500,000 options of which may be exercised at specified earnings levels, and 1,500,000 options which may be exercised at specified revenue levels. Apart from these options, we have no shares of our common equity that are subject to outstanding options to purchase.

                                       54

Penny Stock Considerations.
Our Shares are "penny stocks" as that term is generally defined in the
Securities Exchange Act of 1934 as equity securities with a price of less than
$5.00. Our shares may be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or
$300,000 together with his or her spouse is considered an accredited investor.

In addition, under the penny stock regulations the broker-dealer is required to:
        o   Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange
            Commission relating to the penny stock  market, unless the broker-
            dealer or the transaction is otherwise exempt;
        o   Disclose commissions payable to the broker-dealer and its registered representatives and current bid and offer quotations for the securities;
        o   Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
        o   Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of the
Selling Shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with a corresponding decrease in the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders.
As of the date of this Registration Statement, we had 52 holders of record of our common stock. We have one class of common stock outstanding.

Dividends.
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

                                       55

ITEM 21. EXECUTIVE COMPENSATION

We have entered into an employment agreement with our President in which we are obligated to compensate him in the future. The following Executive Compensation
Chart highlights the terms of compensation for our Executives.

                           Summary Compensation Chart
------------------------------------------------------------------------------------------------------
                                                                   Long Term Compensation
                                                    --------------------------------------------------
                Annual Compensation                            Awards            Payouts
--------------------------------------------------- -------------------------- ---------- ------------
                                         Other        Restricted   Securities
Name and                                 Annual         Stock      Underlying     LTIP     All Other
Principle           Salary    Bonus   Compensation     Award(s)   Options/SARs   Payouts  Compensation
Position     Year     ($)      ($)        ($)            ($)          (#)         ($)         ($)
----------- --------------------------------------- -------------------------- ---------- ------------
Leonard      2002    60,000*    0          0              0            **          0
Perle
President
----------- --------------------------------------- -------------------------- ---------- ------------
             2003   100,000*    0          0              0            **          0
                    150,000*
----------- --------------------------------------- -------------------------- ---------- ------------
* Our employment agreement with Mr. Perle provides for his Annual Compensation to be paid according to the following schedule:
       October 2001 - October 2002    $60,000 which has already been paid to Mr.
                                      Perle from our existing cash resources.
       October 2002 - October 2003    $100,000 which we have began paying Mr.
                                      Perle on a month to month basis as of
                                      October 2002
       October 2003 - October 2004    $150,000

** Our employment agreement with Mr. Perle provides for a total of 7,000,000 options that Mr. Perle has received and may exercise as we achieve certain revenue or earnings levels, if ever. Of the 7,000,000 options, Mr. Perle has received 1,500,000 options that he may exercise at certain revenue levels, as follows:
   No. Of Options     Price                      Revenue Level
   --------------     -----                      -------------
       500,000        $ .50        Options exercisable at $1,000,000 in Revenue
       500,000         2.00        Options exercisable at $2,000,000 in Revenue
       500,000         2.50        Options exercisable at $4,000,000 in Revenue

                                       56

     Of the 7,000,0000 options, Mr. Perle has received 5,500,000 options that he may exercise at certain earnings levels, as follows:

   No. Of Options     Price                      Earnings Level
   --------------     -----                     ---------------
       500,000        $ 1.00       Options exercisable at $250,000 in Earnings
       500,000          2.50       Options exercisable at $500,000 in Earnings
       500,000          3.00       Options exercisable at $750,000 in Earnings
     1,000,000          5.00       Options exercisable at $1,000,000 in Earnings
     1,000,000          5.00       Options exercisable at $2,000,000 in Earnings
     1,000,000          7.00       Options exercisable at $5,000,000 in Earnings
     1,000,000          7.00       Options exercisable at $7,500,000 in Earnings

**During months thirteen through nineteen of Mr. Perle's employment, he will receive a $100,000 annual salary; during months twenty through twenty six, he will receive a $150,000 annual salary.

     The number of options which Mr. Perle has received and may exercise at certain levels of Company revenue are as follows:

              Number of
               Options          Price       Company Revenue
              ---------        -------      ---------------
                500,000         $ .50          $ 1,000,000
                500,000          2.00            2,000,000
                500,000          2.50            4,000,000
              ---------
  Subtotal    1,500,000

     The number of options which Mr. Perle has received and may exercise at certain levels of Company earnings is as follows:

              Number of
               Options          Price        Company Earnings
              ---------        -------       ----------------
                500,000          1.00              250,000
                500,000          2.50              500,000
                500,000          3.00              750,000
              1,000,000          5.00            1,000,000
              1,000,000          5.00            2,000,000
              1,000,000          7.00            5,000,000
              1,000,000          7.00            7,500,000
              ---------
  Subtotal    5,500,000
              ---------

     Total    7,000,000
              =========

                                       57

ITEM 22.FINANCIAL STATEMENTS

                               Purezza Group, Inc.

                          Audited Financial Statements

                          Year Ended December 31, 2002

                               DURLAND & COMPANY
                          Certified Public Accountants
                              232A Royal Palm Way
                              Palm Beach, FL 33480
                          (561) 822-9995 o Fax 822-9942

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Purezza Group, Inc.
(A Development Stage Enterprise)
Fairfield, New Jersey

We have audited the accompanying balance sheets of Purezza Group, Inc., a development stage enterprise, as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for the year ended
December 31, 2002, and the periods from August 9, 2001 (Inception) through
December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Purezza Group, Inc. as of
December 31, 2002 and 2001 and the results of its operations and its cash flows for the year ended December 31, 2002, and the periods from August 9, 2001
(Inception) through December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States.

                                               /s/ Durland & Company, CPAs, P.A.

                                                   Durland & Company, CPAs, P.A.
Palm Beach, Florida
March 3, 2003

                                      F-2

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                                  Balance Sheet

                                         December 31, 2002     December 31, 2001
                                         -----------------     -----------------
                                 ASSETS

CURRENT ASSETS
  Cash                                        $476,717              $686,262
                                         -----------------     -----------------
      Total current assets                     476,717               686,262
                                         -----------------     -----------------
PROPERTY AND EQUIPMENT
  Equipment                                      3,019                 1,824
                                         -----------------     -----------------
      Total property and equipment               3,019                 1,824
                                         -----------------     -----------------
OTHER ASSETS
  License                                            0               150,000
                                         -----------------     -----------------
      Total other assets                             0               150,000
                                         -----------------     -----------------
Total Assets                                  $479,736              $838,086
                                         =================     =================

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                  $0               $11,250
  Accrued expenses payable                       3,158
                                         -----------------     -----------------
      Total current liabilities                  3,158                11,250

LONG-TERM DEBT
  Convertible debenture note payable           600,000               600,000
  Accrued interest payable                      67,989                20,252
                                         -----------------     -----------------
      Total long-term debt                     667,989               620,252
                                         -----------------     -----------------
Total Liabilities                              671,147               631,502
                                         -----------------     -----------------
STOCKHOLDERS' EQUITY
  Common stock, $0.001 par value,
    authorized 100,000,000 shares;
    7,815,000 and 11,440,000 shares
    issued and outstanding, respectively         7,815                11,440
  Additional paid-in capital                   327,318               327,318
  Deficit accumulated during
    the development stage                     (526,544)             (132,174)
                                         -----------------     -----------------
          Total stockholders' equity          (191,411)              206,584
                                         -----------------     -----------------

Total Liabilities and  Stockholders' Equity   $479,736              $838,086
                                         =================     =================

                                      F-3

     The accompanying notes are an integral part of the financial statements

                              Purezza Group, Inc.
                        (A Development Stage Enterprise)
                            Statement of Operations

                                                                      From
                                                                 August 9, 2001
                                       Year Ended December 31,    (Inception)
                                       ----------------------       through
                                          2002        2001     December 31, 2002
                                       ----------- ----------  -----------------

Revenues                                       $0         $0              $0
                                       ----------- ----------  -----------------

Expenses
  General and administrative expenses     142,580     69,306         211,885
  Professional fees                        58,440     44,760         103,200
                                       ----------- ----------  -----------------

      Total expenses                      201,020    114,066         315,085
                                       ----------- ----------  -----------------

Loss from operations                     (201,020)  (114,066)       (315,085)

Other income (expense)
    Impairment of license                (150,000)         0        (150,000)
    Interest income                         4,387      2,143           6,530
    Interest expense                      (47,737)   (20,252)        (67,989)
                                       ----------- ----------  -----------------

      Total other income (expense)       (193,350)   (18,109)       (211,459)
                                       ----------- ----------  -----------------

Net loss                                $(394,370) $(132,175)      $(526,544)
                                       =========== ==========  =================

Loss per weighted average common share     $(0.04)    $(0.01)
                                       =========== ==========

Number of weighted average common
  shares outstanding                   10,069,452  8,945,326
                                       =========== ==========

                                      F-4

     The accompanying notes are an integral part of the financial statements

                              Purezza Group, Inc.
                        (A Development Stage Enterprise)
                       Statement of Stockholders' Equity

                                                                                  Deficit
                                                                                Accumulated
                                                                    Additional  During the      Total
                                                Number of   Common   Paid-In    Development  Stockholders'
                                                  Shares     Stock   Capital      Stage         Equity
                                               ----------  -------- ----------  -----------  -------------

BEGINNING BALANCE, August 9, 2001                       0        $0        $0           $0             $0

Shares issued for cash-founders at $0.001/sh.  10,271,000    10,271        0             0         10,271
Shares issued with debt at $0.017/sh.             850,000       850    13,537            0         14,387
Shares issued for services at $0.02/sh.             5,000         5        95            0            100
Shares issued for cash at $1.00/sh.               314,000       314   313,686            0        314,000

Net loss                                                0         0         0     (132,174)      (132,174)
                                               ----------  -------- ----------  -----------  -------------

BALANCE, December 31, 2001                     11,440,000    11,440   327,318     (132,174)       206,584

Shares repurchased for cash                    (3,625,000)   (3,625)        0            0         (3,625)

Net loss                                                0         0         0     (394,370)      (394,370)
                                               ----------  -------- ----------  -----------  -------------

ENDING BALANCE, December 31, 2002               7,815,000    $7,815  $327,318    $(526,544)     $(191,411)
                                               ==========  ========  =========  ===========  =============

                                      F-5

     The accompanying notes are an integral part of the financial statements

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                             Statement of Cash Flows

                                                                     From               From
                                                                August 9, 2001     August 9, 2001
                                                   Year Ended    (Inception)        (Inception)
                                                  December 31,     through            through
                                                      2002     December 31, 2001  December 31, 2002
                                                  -----------  -----------------  -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                           $(394,370)       $(132,174)         $(526,544)
Adjustments to reconcile net loss to net
  cash used for operating activities:
   Stock issued for services                               0              100                100
   Depreciation expense                                  755              300              1,055
   Impairment of license                             150,000                0            150,000
Changes in operating assets and liabilities
   Increase (decrease) in accounts payable           (11,250)          11,250                  0
   Increase (decrease) in accrued expense payable      3,158                0              3,158
   Increase (decrease) in accrued interest payable    47,737           20,252             67,989
                                                  -----------  -----------------  -----------------

Net cash used by operating activities               (203,970)        (100,272)          (304,242)
                                                  -----------  -----------------  -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of license                                        0         (150,000)          (150,000)
Purchase of computer                                  (2,250)          (1,824)            (4,074)
                                                  -----------  -----------------  -----------------

Net cash used  investing activities                   (2,250)        (151,824)          (154,074)
                                                  -----------  -----------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                     0          338,358            338,658
Repurchase of common stock                            (3,325)               0             (3,625)
Proceeds from convertible debenture                        0          600,000            600,000
                                                  -----------  -----------------  -----------------

Net cash provided by financing activities             (3,325)         938,358            935,033
                                                  -----------  -----------------  -----------------

Net increase (decrease) in cash                     (209,545)         686,262            476,717
                                                  -----------  -----------------  -----------------

CASH, beginning of period                            686,262                0                  0
                                                  -----------  -----------------  -----------------

CASH, end of period                                 $476,717         $686,262           $476,717
                                                  ===========  =================  =================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-Cash Financing Activities:
None

                                      F-6

     The accompanying notes are an integral part of the financial statements

     The accompanying notes are an integral part of the financial statements
                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(1)  The Company Purezza Group, Inc. (the Company) is a Florida chartered development stage corporation which conducts business from its headquarters in Fairfield, New Jersey. The Company was incorporated on August 9, 2001 to market a product called Phoslock. Phoslock is a patented product that efficiently removes phosphorus and other oxyanions in natural and industrial waters and waste water streams.

     Phoslock was developed five years ago by CSIRO, an Australian Government
     Agency, a research tank of 6,500 scientists. The product is currently being used successfully in Australia by IMT, a private Australian company selected by CSIRO to promote the commercial applications of the product.

     The applications of Phoslock include removal of phosphorus in natural waterways, sewage treatment plants, farm dams, constructed wetlands, piggeries, feedlots, golf courses, dairy farms, aquaculture farms, aquariums, mining, industrial effluent, power plants, commercial development, and recreational and domestic consumer use.

     Phoslock is a modified clay product of slurry powder granules. It works by being spread onto water surface. It absorbs nutrients from the water column as it settles to the bottom. Once it has passed through the water column,
     Phoslock forms a stable sediment on the bed of the water body, which effectively traps not only the nutrients that it has absorbed on the way down but those nutrients already contained in bottom sediments.

     The following summarize the more significant accounting and reporting policies and practices of the Company:

     a) Use of estimates The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the year then ended. Actual results may differ significantly from those estimates.

     b) Start-up costs Costs of start-up activities, including organization costs, are expensed as incurred, in accordance with Statement of Position
     (SOP) 98-5.

     c) Net loss per share Basic loss per weighted average common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period.

     d) Stock compensation for services rendered The Company may issue shares of common stock in exchange for services rendered. The costs of the services are valued according to generally accepted  accounting  principles and will be charged to operations.

     e) Revenue recognition Revenue from product sales will be recognized at the time the sale is made.

     f) Property and equipment All property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three, five or seven years, using the straight-line method. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to operations as incurred. Depreciation expense was $755 and $300 for the years ended
     December 31, 2002 and 2001, respectively.

                                      F-7

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(2) Stockholders' Equity The Company has authorized 100,000,000 shares of $0.001 par value common stock and had 11,440,000 shares of common stock issued and outstanding at December 31, 2002. The Company issued 10,271,000 shares of common stock to its founders in exchange for $10,271 in cash. It issued
     850,000 shares of common stock to the Debenture Holder in exchange for
     $14,387 in cash. The Company issued 5,000 shares of common stock in exchange for services valued at $100. Through a Regulation D Rule 506
     Private Placement, the Company issued 314,000 shares of common stock in exchange for $314,000 in cash.

     The Company has issued 7,000,000 options to purchase shares of its common stock to its President. (See Note 7a.)

     In August 2002, the Company repurchased 3,625,000 shares of the Company's common stock from 9 shareholders for the original amount paid, or $3,625 in cash. Such shares were immediately canceled by the Company.

(3)  Convertible Debenture On September 30, 2001, the Company entered into a
     Convertible Debenture and Common Stock Agreement whereby the company received $600,000 in proceeds and issued a Debenture Note Payable in the amount of $600,000 convertible to 60,000 shares of the common stock of the
     Company, at $10 per share, at any time up to May 24, 2004, otherwise payable @ 8% interest annually, plus principal payable on May 24, 2004.
     Accrued interest payable at December 31, 2002 is $67,989.

(4)  Income Taxes The Company adopted Statement of Financial Accounting
     Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes", since inception. SFAS No. 109 requires the liability method of accounting for income taxes. Deferred income taxes result in temporary differences in the recognition of revenue and expenses for income tax and financial reporting purposes. These differences are primarily due to the differences in accrual basis reporting for statement purposes and cash basis reporting for tax purposes.

     At December 31, 2002, the Company had Federal and State net operating loss carry-forwards of $526,500, which expire $394,400 and $132,100 at December
     31, 2022 and 2021, respectively. Significant components of deferred income taxes are as follows:

     Net Operating Loss              $526,500
                                  --------------
     Total Deferred Tax Asset          80,000
     Less: Valuation Allowance        (80,000)
                                  --------------
     Net Deferred Tax Asset                $0
                                  ==============

     The amount recorded as deferred tax assets as of December 31, 2002 is
     $70,000, which represents the amount of tax benefit of the loss carryforward. The Company has established a valuation allowance against this deferred tax asset, as the company has no history of profitable operations.

(5) Fair Value of Financial Instruments The Company's financial instruments consist entirely of cash in bank and a license and a convertible debenture note. The carrying amounts of such financial instruments, as reflected in the balance sheet, approximate the estimated fair value of the accounts as of December 31, 2002. The estimated fair value is not necessarily indicative of the amounts the Company could realize in a current market exchange or of future earnings or cash flows.

                                      F-8

                               Purezza Group, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(6) License Agreement On August 15, 2001, the company entered into a License
     Agreement with Integrated Mineral Technology Limited (IMT) whereby the company received the exclusive use of the product "Phoslock" for all applicable purposes in the USA, Canada, Mexico, Central American and South
     America. The Agreement was effective August 15, 2001 and is for a term of nineteen years and two and one-half months, ending October 31, 2020. The initial license fee paid by the Company was $150,000. In conjunction with the License Agreement, the Company sold 530,000 shares of the company's common stock to IMT in exchange for $530 in cash, and the Agreement is subject to certain other conditions.

     When the Company begins commercialization of this license, it will amortize the initial license fee over the then remaining life of the license.

     The Company will pay IMT certain royalties pursuant to the Agreement. The
     Company has an exclusive license to sell and or manufacture the product,
     Phoslock, in the license territories. The Agreement provides for minimum royalty amounts, contracted product pricing and specific use requirements of the product, as well as mutual benefits and obligations for sub licensing and referrals and various other considerations.

     In the second quarter of 2002, the Company wrote off the license fee, since the Company had not yet been able to commercialize the license.

(7) Related Parties
     (a) Executive employment agreement On October 1, 2001, the Company entered into an Employment Agreement with employee Leonard M. Perle, as President and a member of the Board of Directors, for five years. Pursuant to the
     Agreement, the base compensation to be paid to Leonard M. Perle for months one through twelve of the employment term is at $60,000 annually; for months thirteen through nineteen, at $100,000 annually; for months twenty through twenty-six, at $150,000 annually; for months twenty-seven through thirty-two, at $200,000 annually; for months thirty-three through sixty, at
     $250,000 annually.

     The number of options which Mr. Perle has received and may exercise at certain levels of Company revenue are as follows:
                  Number of
                   Options              Price         Company Revenue
                --------------         -------       -----------------
                    500,000             $  .50          $ 1,000,000
                    500,000               2.00            2,000,000
                    500,000               2.50            4,000,000
                --------------
     Subtotal     1,500,000

     The number of options which Mr. Perle has received and may exercise at certain levels of Company earnings is as follows:
                  Number of
                   Options              Price         Company Revenue
                --------------         -------       -----------------
                    500,000               1.00              250,000
                    500,000               2.50              500,000
                    500,000               3.00              750,000
                  1,000,000               5.00            1,000,000
                  1,000,000               5.00            2,000,000
                  1,000,000               7.00            5,000,000
                  1,000,000               7.00            7,500,000
                --------------
     Subtotal     5,500,000
                --------------
     Total        7,000,000
                ==============

                                      F-9

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

None

                                       58

_______________________________________________________________________________

OUTSIDE BACK COVER OF PROSPECTUS

Until 90 days after this Registration Statement is declared effective or
          ,2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their sold allotments or subscriptions.

                                       59

_______________________________________________________________________________

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws contain the following provisions under Section 607.0850 of the
Business Corporation Act: We shall have the power to indemnify any of our directors, officers, employees, or agents under Section 607.0850 of the Business
Corporation Act;

We may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office. However, such further indemnification or advancement or expenses shall not be made in those instances specified in Section 607.0850(7)
(a-d) of the Business Corporation Act; Unless otherwise provided by our articles of incorporation, notwithstanding our failure to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction in accordance with Section
607.0850(9) of the Business Corporation Act.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, which we have incurred or expect to incur in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling
Shareholders will pay no offering expenses.

         ITEM                                    EXPENSE
         ----------------------------            -----------
         SEC Registration Fee                    $    115.77
         Legal Fees and Expenses                 $ 35,000.00
         Accounting Fees and Expenses            $ 25,000.00
         Miscellaneous*                          $         0
         ===================================================
         Total*                                  $ 60,115.77

* Estimated Figure

                                       60

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 30, 2002, we sold 850,000 shares of our common stock to Gregory
Nagel at a price of $0.017 per share or an aggregate price of $14,386. We relied upon Section 4(2) of the Securities Act of 1933, as amended ("the Act") for the offer and sale of these shares to Mr. Nagel. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Nagel had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Nagel represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On September 30, 2001, we sold 5,000 shares to Larry Legel at a price of $.001 per share or an aggregate price of $5. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Legel is our officer and director.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Two Metres & Offshore Limited or an aggregate price of $520. We relied upon
Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Two Metres &
Offshore Limited is an Australian Corporation controlled by Mr. John Kenafake who has a pre-existing relationship with Larry Legel, our Officer and Director.
Mr. Kenafake represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us. We have no affiliation, business or otherwise, with Two Metres
& Offshore Limited.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Consolidated Alliance Limited or an aggregate price of $520. Consolidated
Alliance Limited is an Australian Corporation controlled by Mr. Cameron
Tregaskis who has a pre-existing relationship with Larry Legel, our Officer and
Director. Mr. Tregaskis represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us. We have no affiliation, business or otherwise, with Consolidated Alliance Limited.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Environmental Research Corporation or an aggregate price of $520. Environmental
Research Corporation is an Australian Corporation controlled by Mr. Norman
Kirwin who has a pre-existing relationship with Larry Legel, our Officer and
Director. Mr. Kirwin represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 400,000 shares at a price of $.001 per share to
Dorkon Investments Pty Ltd or an aggregate price of $400. Dorkon Investments Pty
Ltd is an Australian Corporation controlled by Mr. Donald Poole who has a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Poole represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to
us. We have no affiliation, business or otherwise, with Dorkon Investments Pty
Ltd.

                                       61

On September 30, 2001, we sold 500,000 shares at a price of $.001 per share to
James Dean or an aggregate price of $500. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Dean had a pre-existing relationship with
Joel Bidois, our licensor. Mr. Dean represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Isabella Galluzzo or an aggregate price of $520. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Ms. Galluzzo had a pre-existing relationship with Joel Bidois, our licensor. Ms. Galluzzo represented to us that she was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 520,000 shares at a price of $.001 per share to
Bentonite Research Corporation or an aggregate price of $520. Bentonite Research
Corporation is an Australian Corporation controlled by Mr. John Tragaskis who has a pre-existing relationship with Joel Bidois, our licensor. Mr. Tragaskis represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to
us.

On September 30, 2001, we sold 500,000 shares at a price of $.001 per share to
Genesis Research Corporation or an aggregate price of $500. Genesis Research
Corporation is an Australian Corporation that is controlled and 100% owned by one of our beneficial owners, Mr. Joel Bidois, who has a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Bidois represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us. Apart from the relationship between Genesis Research Corporation and Mr. Bidois as one of our beneficial owners, we have no affiliation, business or otherwise, with
Genesis Research Corporation.

On September 30, 2001, we sold 500,000 shares at a price of $.001 per share to
Mia Gemma Limited or an aggregate price of $500. Mia Gemma Limited is an
Australian Corporation controlled by Ms. Ana Terio who has a pre-existing relationship with Joel Bidois, our licensor. Ms. Terio represented to us that she is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us. We have no affiliation, business or otherwise with Mia Gemma Limited.

On September 30, 2001, we sold 530,000 shares at a price of $.001 per share to
Integrated Mineral Technology Limited or an aggregate price of $530. Integrated
Mineral Technology Limited is an Australian Corporation controlled by Mr. Joel
Bidois who is our licensor. Mr. Bidois represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

                                       62

On September 30, 2001, we sold 500,000 shares at a price of $.001 per share to
International Equities Group, Inc. or an aggregate price of $500. International
Equities Group, Inc. is a Florida Corporation controlled by Mr. Joseph Safina who has a pre-existing relationship with Larry Legel, our Officer and Director.
Mr. Safina represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 1,500,000 shares at a price of $.001 per share to
DFM Management, Ltd. or an aggregate price of $1,500. DFM Management, Ltd. is a
Texas Corporation controlled by Mr. Joseph Safina who has a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Safina represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 250,000 shares at a price of $.001 per share to
Scott Pumper or an aggregate price of $250. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Pumper had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Pumper represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 25,000 shares at a price of $.001 per share to
Michael Storms or an aggregate price of $25. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Storms had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Storms represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On September 30, 2001, we sold 250,000 shares at a price of $.001 per share to
Sanzari Family Trust or an aggregate price of $250. Sanzari Family Trust is a
Nevada trust controlled by Mr. Tony Sanzari who has a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Sanzari represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 900,000 shares at a price of $.001 per share to
Pro-Finishes, Inc. or an aggregate price of $900. Pro-Finishes, Inc. is a New
Jersey Corporation controlled by Mr. Adam Perle who has a pre-existing relationship with Leonard M. Perle, our President. Mr. Adam Perle represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to us.

On September 30, 2001, we sold 900,000 shares at a price of $.001 per share to
Leonard M. Perle or an aggregate price of $900. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Perle is our President.

                                       63

On September 30, 2001, we sold 300,000 shares at a price of $.001 per share to
Rick Tuten or an aggregate price of $300. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Tuten had a pre-existing relationship with
Joel Bidois, our licensor. Mr. Tuten represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 15, 2001, we sold 3,000 shares of our common stock to Warran A. and
Frances F. Ross, at a price of $1.00 or an aggregate price of $3,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. and Ms. Ross had a pre-existing relationship with Larry Legel, our Officer and Director. Mr.
and Ms. Ross represented to us that they were accredited investors, were purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 16, 2001, we sold 25,000 shares of our common stock to Lloyd
Claycomb at a price of $.001 per share or an aggregate price of $25. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Claycomb had a pre-existing relationship with Leonard M. Perle, our President. Mr. Claycomb represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On November 19, 2001, we sold 250,000 shares at a price of $.001 per share to W.
Douglas Moreland or an aggregate price of $250. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Moreland had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Moreland represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On November 19, 2001, we sold 25,000 shares at a price of $.001 per share to
Michael P. Porricelli or an aggregate price of $25. We relied upon Section 4(2)
of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Porricelli had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Porricelli represented that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 19, 2001, we sold 250,000 shares at a price of $.001 per share to
William P. Whalen or an aggregate price of $250. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Whalen had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Whalen represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       64

On November 19, 2001, we sold 8,000 shares at a price of $.001 per share to C.
Beau Greely or an aggregate price of $8. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Greely had a pre-existing relationship with
Larry Legel, our Officer and Director. Mr. Greely represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 19, 2001, we sold 8,000 shares at a price of $.001 per share to
Bradley J. Scott or an aggregate price of $8. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Scott had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Scott represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 19, 2001, we issued 5,000 shares to the law firm of Hamilton, Lehrer
& Dargan, P.A., in partial payment for legal services rendered. The shares issued to the law firm were valued at a price of $0.02 per share, or an aggregate price of $100.

On November 20, 2001, we sold 30,000 shares to Glacier Marketing International,
Inc. at $.001 per share or an aggregate price of $30. Glacier Marketing
International, Inc. is a Florida Corporation controlled by Larry Legel, our
Officer and Director.

On November 20, 2001, we sold 10,000 shares to Jasper Marketing, Inc. at a price of $.001 per share or an aggregate price of $10. Jasper Marketing, Inc. is a
Florida Corporation controlled by Larry Legel, our Officer and Director.

On November 20, 2001, we sold 5,000 shares at a price of $.001 per share to
Larry and Brenda Legel or an aggregate price of $5. We relied upon Section 4(2)
of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Larry Legel is our Officer and Director.
Brenda Legel is the wife of Larry Legel.

On November 20, 2001, we sold 68,000 shares at a price of $1.00 per share to
William Kissner or an aggregate price of $68,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Kissner had a pre-existing relationship with Scott Pumper, our shareholder. Mr. Kissner represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       65

On November 20, 2001, we sold 17,500 shares at a price of $1.00 per share to
Rudolph C. Cane or an aggregate price of $17,500. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Cane had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Cane represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 20, 2001, we sold 30,000 shares at a price of $1.00 per share to
Scott Spackeen or an aggregate price of $30,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Spackeen had a pre-existing relationship with Tony Sanzari, our shareholder. Mr. Spackeen represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 20, 2001, we sold 9,000 shares at a price of $1.00 per share to Rene
Tricou or an aggregate price of $9,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Tricou had a pre-existing relationship with
Larry Legel, our Officer and Director. Mr. Tricou represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 20, 2001, we sold 15,000 shares at a price of $1.00 per share to
Gary Vaughn or an aggregate price of $15,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Vaughn had a pre-existing relationship with Scott Pumper, our shareholder. Mr. Vaughn represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 20, 2001, we sold 10,000 shares at a price of $1.00 per share to
R.S. Silkscreening, Inc. or an aggregate price of $10,000. R.S. Silkscreening,
Inc. is a Massachusetts Corporation controlled by Mr. Ralf Jacobs who has a pre-existing relationship with Larry Legel, our officer and director. Mr. Jacobs represented to us that he is an accredited investor who purchased shares for investment purposes and who had access to all relevant information pertaining to
us.

On November 27, 2001, we sold Donald Smith 10,000 shares at a price of $1.00 per share or an aggregate price of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Smith had a pre-existing relationship with
Larry Legel, our Officer and Director. Mr. Smith represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       66

On November 27, 2001, we sold Kirby Crenshaw 5,000 shares at a price of $1.00 per share or an aggregate price of $5,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Crenshaw had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Crenshaw represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold John L. Black 10,000 shares at a price of $1.00 per share or an aggregate price of $10,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Black had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Black represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold Duane Schaefer 3,000 shares at a price of $1.00 per share or an aggregate price of $3,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Schaefer had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Schaefer represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold Chris Fasoldt 5,000 shares at a price of $1.00 per share or an aggregate price of $5,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Fasoldt had a pre-existing relationship with
Larry Legel, our Officer and Director. Mr. Fasoldt represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold Robert Lee Ettenger 7,500 shares at a price of
$1.00 per share or an aggregate price of $7,500. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Ettenger had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Ettenger represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On November 27, 2001, we sold Jeffrey Mantey 11,000 shares at a price of $1.00 per share or an aggregate price of $11,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Mantey had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Mantey represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

                                       67

On November 27, 2001, we sold Peter F. Hokenson 50,000 shares at a price of
$1.00 per share or an aggregate price of $50,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Hokenson had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Hokenson represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

On November 27, 2001, we sold Roy and Gertrude Sprague 15,000 shares at a price of $1.00 per share or an aggregate price of 15,000. We relied upon Section 4(2)
of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. and Ms. Sprague had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. and Ms. Sprague
represented to us that they were accredited investors, were purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold John B. Wright 5,000 shares at a price of $1.00 per share or an aggregate price of $5,000. We relied upon Section 4(2) of the
Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Wright had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Wright represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On November 27, 2001, we sold 10,000 shares at a price of $1.00 per share to
Larry T. Grant or an aggregate price of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Grant had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Grant represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On December 14, 2001, we sold 10,000 shares of our common stock to Rich and
Connie Davis, for a price $1.00 per share and total consideration of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2)
was available because the sale did not involve a public offering. Mr. and Ms.
Davis had a pre-existing relationship with Larry Legel, our Officer and
Director. Mr. and Ms. Davis represented to us that they were accredited investors, were purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On December 14, 2001, we sold 10,000 shares of our common stock to Richard Hofer for a price of $1.00 per share and total consideration of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2) was available because the sale did not involve a public offering. Mr. Hofer had a pre-existing relationship with Larry Legel, our Officer and Director. Mr. Hofer represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to
us.

                                       68

On December 14, 2001, we sold 10,000 shares of our common stock to Michael D.
Otto for a price of $1.00 per share and total consideration of $10,000. We relied upon Section 4(2) of the Act for the sale. We believed that Section 4(2)
was available because the sale did not involve a public offering. Mr. Otto had a pre-existing relationship with Larry Legel, our President. Mr. Otto represented to us that he was an accredited investor, was purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

On February 25, 2002, we entered into an Amended Convertible Debenture and
Common Stock Agreement with Mr. Gregory Nagel in which we received $600,000 in proceeds from Mr. Nagel. In connection with the Convertible Debenture and Common
Stock Agreement, we issued a Debenture Note payable for $600,000 convertible to
60,000 shares of our common stock at $10 per share at any time up to May 24,
2004, otherwise payable at 8% interest annually, plus principal payable on May
24, 2004. We relied upon Section 4(2) of the Act. We believed that Section 4(2)
was available because the sale did not involve a public offering. Mr. Nagel had a pre-existing relationship with Larry Legel, our President. Mr. Nagel represented to us that he was an accredited investor, would be purchasing the shares for investment purposes and had access to all relevant information pertaining to us.

None of the above issuances involved underwriters, underwriting discounts or commissions. All of the above accredited investors had access to our documents at our business offices.

On April 17, 2002, Isabella Galluzzo voluntarily surrendered 420,000 of her
520,000 shares of our common stock to our treasury. We paid Ms. Galluzzo $420 for the return of the 420,000 shares of our common stock, which was the amount
Ms. Galluzzo originally paid us for the 420,000 shares. We funded this payback to Ms. Galluzzo from our operating account. There were no agreements or arrangements between us and Ms. Galuzzo regarding the surrender of her shares.
On April 17, 2001, we asked Ms. Galluzzo whether she would voluntarily surrender her shares. She agreed, based on her perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure.

On April 17, 2002, James Dean voluntarily surrendered 500,000 of the 500,000 shares of our common stock to our treasury. We paid Mr. Dean $500 for the return of the 500,000 shares of our common stock, which was the amount Mr. Dean originally paid us for the 500,000 shares. We funded this payback to Mr. Dean from our operating account. There were no agreements or arrangements between us and Mr. Dean regarding the surrender of his shares. On April 17, 2001, we asked Mr. Dean whether he would voluntarily surrender his shares. He agreed, based on his perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure.

                                       69

On April 17, 2002, Dorkon Investments Pty Ltd voluntarily surrendered 300,000 shares of its 400,000 shares of our common stock to our treasury. We paid
Dorkon Investments $300 for the return of the 300,000 shares of our common stock, which was the amount Dorkon Investments originally paid us for the
300,000 shares. We funded this payback to Dorkon Investments from our operating account. There were no agreements or arrangements between us and Dorkon
Investments regarding the surrender of its shares. On April 17, 2001, we asked
Dorkon Investments whether it would voluntarily surrender its shares. Dorkon
Investments agreed, based on its perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure.
We have no affiliation, business or otherwise, with Dorkon Investments Pty Ltd.

On April 17, 2002, Environmental Research Corporation voluntarily surrendered
420,000 shares of its 520,000 shares our common stock to our treasury. We paid
Environmental Research $420 for the return of the 420,000 shares of our common stock, which was the amount Environmental Research originally paid us for the
420,000 shares. We funded this payback to Environmental Research Corporation from our operating account. There were no agreements or arrangements between us and Environmental Research regarding the surrender of its shares. On April 17,
2001, we asked Environmental Research whether it would voluntarily surrender its shares. Environmental Research agreed, based on its perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure.

On April 17, 2002, Two Metres & Offshore Limited voluntarily surrendered
320,000 shares of its 520,000 shares of our common stock to our treasury. We paid Two Metres & Offshore $320 for the return of the 320,000 shares of our common stock, which was the amount Two Metres & Offshore originally paid us for the 320,000 shares. We funded this payback to Two Metres & Offshore from our operating account. There were no agreements or arrangements between us and
Two Metres & Offshore regarding the surrender of its shares. On April 17,
2001, we asked Two Metres & Offshore whether it would voluntarily surrender its shares. Two Metres & Offshore agreed, based on its perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure. We have no affiliation, business or otherwise, with
Two Metres & Offshore Limited.

On April 17, 2002, Mia Gemma Limited voluntarily surrendered 500,000 shares of its 500,000 shares of our common stock to our treasury. We paid Mia Gemma
Limited $500 for the return of the 500,000 shares of our common stock which was the amount Mia Gemma originally paid us for the 500,000 shares. We funded this payback to Mia Gemma from our operating account. There were no agreements or arrangements between us and Mia Gemma regarding the surrender of its shares. On
April 17, 2001, we asked Mia Gemma whether it would voluntarily surrender its shares. Mia Gemma agreed, based on its perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure. We have no affiliation, business or otherwise, with Mia Gemma
Limited.

On April 17, 2002, Consolidated Alliance Limited voluntarily surrendered 520,000 shares of its 520,000 shares of our common stock to our treasury. We paid
Consolidated Alliance $520 for the return of the 520,000 shares of our common stock which was the amount Consolidated Alliance originally paid us for the
520,000 shares. We funded this payback to Consolidated Alliance from our operating account. There were no agreements or arrangements between us and
Consolidated Alliance regarding the surrender of its shares. On April 17, 2001, we asked Consolidated Alliance whether it would voluntarily surrender its shares. Consolidated Alliance agreed, based on its perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure. We have no affiliation, business or otherwise, with
Consolidated Alliance Limited.

                                       70

On April 17, 2002, Bentonite Research Corporation Pty Ltd surrendered 520,000 shares of its 520,000 of our common stock to our treasury. We paid Bentonite
Research Corporation $520 for the return of the 520,000 shares of our common stock, which was the amount Bentonite Research originally paid us for the
520,000 shares. We funded this payback to Bentonite Research from our operating account. There were no agreements or arrangements between us and Bentonite
Research regarding the surrender of its shares. On April 17, 2001, we asked
Bentonite Research whether it would voluntarily surrender its shares. Bentonite
Research agreed based on its perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure.

On July 30, 2002, Rick Tutin voluntarily surrendered 125,000 of his 300,000 shares of our common stock to our treasury. We paid Mr. Tutin $125 for the return of the 125,000 shares of our common stock, which was the amount Mr. Tutin originally paid us for the 125,000 shares. We funded this payback to Mr. Tutin from our operating account. There were no agreements or arrangements between us and Mr. Tutin regarding the surrender of his shares. On July 30, 2002, we asked
Mr. Tutin whether he would voluntarily surrender his shares if we returned the amount he paid for the shares.  He agreed, based on his perception that if we were to decrease our number of outstanding shares, we would have a more appealing capital structure.

ITEM 27. EXHIBITS
--------------- --------------------------------------------------------------
EXHIBIT NUMBER   EXHIBIT DESCRIPTION

--------------- --------------------------------------------------------------
      3.1        Articles of Incorporation*
--------------- --------------------------------------------------------------
      3.2        Bylaws*
--------------- --------------------------------------------------------------
       5         Legal Opinion of Hamilton, Lehrer & Dargan, P.A.
--------------- --------------------------------------------------------------
     10.1        Sales Representative Agreement with Pro-Finishes, Inc.*
--------------- --------------------------------------------------------------
     10.2        Phoslock License Agreement with annexures to agreement***
--------------- --------------------------------------------------------------
     10.3        Letter from Integrated Mineral Technology*
--------------- --------------------------------------------------------------
     10.4        Employment Agreement with Leonard Perle*
--------------- --------------------------------------------------------------
     10.5        Debenture Agreement*
--------------- --------------------------------------------------------------
     10.6        Agreement between Integrated Mineral Technology, Ltd.
                 and Exponent Environmental Group, Inc.***
--------------- --------------------------------------------------------------
     23.1        Consent of Durland and Company, Certified Public Accountants
--------------- --------------------------------------------------------------
     23.2        Consent of Hamilton, Lehrer & Dargan, P.A. regarding Legal;
                 Opinion of Hamilton, Lehrer & Dargan, P.A. as contained in
                 Exhibit 5
--------------- --------------------------------------------------------------
      99         Research Article, "Chemical Methods of Sediment Remediation"
                 in CSIRO Remediation Review**
--------------- --------------------------------------------------------------

*  Denotes previously filed in the Form SB-2 filed with the Securities and
   Exchange Commission on April 1, 2002.
** Denotes previously filed in the Form SB-2 filed with the Securities and
   Exchange Commission on July 11, 2002
***Denotes previously filed in the Form SB-2 Amendment filed with the Securities and Exchange Commission on October 9, 2002

                                       71

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.    To file, during any period in which it offers or sells securities, a post-effective amendment to  this Registration Statement to:
      a.  Include any prospectus required by Section 10(a)(3) of the Securities
          Act of 1933;
      b.  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the
          Registration Statement. Nothwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(f) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
          Registration Fee" table in the effective Registration Statement;
      c.  Include any additional or changed material information on the plan of distribution.

2.    That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.    To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

4.    Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the
Act and is, therefore, unenforceable.

5.    In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                       72

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration
Statement to be signed on its behalf by the undersigned, in the City of
Fairfield, State of New Jersey on April 1, 2003.

PUREZZA GROUP, INC.
(REGISTRANT)

By /s/ Leonard Perle
       Leonard Perle, President
       (Signatures and Title)

     In accordance with the requirements of the Securities Act of 1933, this
Registration Statement was signed by the following persons in the capacities and on the dates stated.

   /s/ Leonard Perle                         /s/ Larry Legel
       Leonard Perle,                            Larry Legel,
       Chairman of the Board                     Director
       President                                 Secretary
       Chief Executive Officer                   Treasurer
                                                 Principal Accounting Officer
                                                 Principal Financial Officer

                                       73